Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
AMONG
TOLMAR HOLDING, INC.
as Parent
PROJECT Z ACQUISITION SUB, INC.,
as Acquisition Sub, and
ZILA, INC.
as Target
Dated as of June 25, 2009

TABLE OF CONTENTS

ARTICLE I Definitions and References		1

1.1	General Definitions	1
1.2	References, Titles and Construction	10

ARTICLE II The Merger		10

2.1	Merger	10
2.2	Closing	10
2.3	Actions at Closing	10
2.4	Effect of Merger	11
2.5	Treatment of Warrants, Options and Restricted Stock	12
2.6	Procedure for Payment	12
2.7	Closing of Transfer Records	13

ARTICLE III Target’s Representations and Warranties		14

3.1	Due Organization; Good Standing; Certificate of Incorporation and Bylaws	14
3.2	Capitalization, Etc	14
3.3	Authority; Binding Nature of Agreement	15
3.4	Non-Contravention; Consents	16
3.5	SEC Filings; Financial Statements	16
3.6	Absence of Certain Changes	17
3.7	Legal Proceedings; Orders	18
3.8	Brokers; Schedule of Fees and Expenses	18
3.9	Intellectual Property	18
3.10	Title to Assets; Real Property	22
3.11	Contracts	23
3.12	Compliance with Laws	24
3.13	Tax Matters	24
3.14	Employee Benefit Plans	25
3.15	Labor and Employment Matters	27
3.16	Environmental Matters	27
3.17	Insurance	28
3.18	Regulatory Compliance	28
3.19	Product Warranties	31
3.20	Transactions with Affiliates	31
3.21	State Anti-Takeover Statutes	31

ARTICLE IV Parent’s and Acquisition Sub’s Representations and Warranties		31

4.1	Due Organization and Good Standing	31
4.2	Authority; Binding Nature of Agreement	31
4.3	Non-Contravention; Consents	32

4.4	Brokers	32
4.5	Definitive Proxy Materials	32
4.6	Not an Interested Stockholder	32
4.7	Funds	32
4.8	No Other Representations or Warranties	32

ARTICLE V Covenants		33

5.1	General	33
5.2	Notices and Consents	33
5.3	Press Releases	33
5.4	Regulatory Matters and Stockholder Approval	33
5.5	Operation of Business	34
5.6	Access	36
5.7	Notice of Developments	36
5.8	Exclusivity; Acquisition Proposals	36
5.9	Director and Officer Insurance and Indemnification	37
5.10	Delisting	38
5.11	Tax Reserves	38
5.12	Continuing Employees	38
5.13	Service Credit	38

ARTICLE VI Conditions to Obligations to Close		38

6.1	Conditions to Parent's and Acquisition Sub's Obligation	38
6.2	Conditions to Target's Obligation	40

ARTICLE VII Termination		41

7.1	Termination of Agreement	41
7.2	Effect of Termination	42
7.3	Fees and Expenses; Termination Fees	42

ARTICLE VIII Miscellaneous		43

8.1	Survival	43
8.2	No Third-Party Beneficiaries	43
8.3	Entire Agreement	43
8.4	Succession and Assignment	44
8.5	Counterparts	44
8.6	Notices	44
8.7	Governing Law; Venue; Waiver of Jury Trial	45
8.8	Amendments and Waivers	45
8.9	Severability	46
8.10	Specific Performance	46

ii

Exhibit A—Certificate of Merger
Exhibit B—Form of Bylaws
Disclosure Schedule—Exceptions to Representations and Warranties

iii

AGREEMENT AND PLAN OF MERGER
     This Agreement and Plan of Merger (this “Agreement”), dated as of June 25, 2009, is among TOLMAR Holding, Inc., a Delaware corporation (“Parent”), Project Z Acquisition Sub, Inc., a Delaware corporation (“Acquisition Sub”), and Zila, Inc., a Delaware corporation (“Target”). Parent, Acquisition Sub and Target sometimes are referred to collectively herein as the “Parties.”
Recitals
     A. This Agreement contemplates a transaction in which Parent will acquire all of Target’s outstanding stock for cash through a reverse subsidiary merger of Acquisition Sub with and into Target.
     B. The board of directors of Target has unanimously (other than with respect to one director, who recused himself from the vote) (i) determined that it is fair to and in the best interests of Target and its stockholders, and declared it advisable, to enter into this Agreement with Parent and Acquisition Sub providing for the merger (the “Merger”) of Acquisition Sub with and into Target in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), upon the terms and subject to the conditions set forth herein, (ii) approved this Agreement in accordance with the DGCL, upon the terms and subject to the conditions set forth herein and (iii) resolved to recommend the adoption of this Agreement by the stockholders of Target.
     C. Parent has entered into a Senior Note Purchase Agreement (such agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”) with Visium Balanced Master Fund, Ltd. and Atlas Master Fund, Ltd. (collectively, the “Noteholders”), whereby, among other things, Parent expects, at the Effective Time (as defined below), to purchase for cash all of the outstanding Third Amended and Restated Senior Secured Convertible Notes, dated November 28, 2006, made by Target (the “Senior Notes”).
     D. The current officers and directors of Target who own Target Shares (as defined below) have agreed to enter into transaction support agreements in favor of Parent and Acquisition Sub with respect to, among other things, voting such shares in favor of the Merger.
Agreement
     In consideration of the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:
ARTICLE I
Definitions and References
     1.1 General Definitions. As used herein the terms “Agreement,” “Parent,” “Acquisition Sub,” “Target,” “Parties,” “Merger,” “DGCL,” “Note Purchase Agreement,”

“Noteholders” and “Senior Notes” shall have the meanings ascribed thereto above, and the following terms shall have the following meanings:
     “Acquisition Proposal” means any proposal or offer (whether or not binding) from any Person (other than Parent, Acquisition Sub or any of their respective Affiliates) or group (as defined in Section 13(d) of the Securities Exchange Act) relating to any direct or indirect acquisition or purchase of 15% or more of the assets of Target and its Subsidiaries, taken as a whole, or 15% or more of the total outstanding voting securities of Target or any of its Subsidiaries then outstanding, any tender offer, exchange offer or equity issuance that if consummated would result in any Person beneficially owning 15% or more of the total outstanding voting securities of Target or any of its Subsidiaries then outstanding, and any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Target, other than the transactions contemplated by this Agreement.
     “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.
     “Available Free Cash” has the meaning set forth in Section 3.6(b).
     “Business Day” means any day on which banks are not required or authorized by Law to close in New York, New York.
     “Certificate of Merger” has the meaning set forth in Section 2.3.
     “Closing” has the meaning set forth in Section 2.2.
     “Closing Date” has the meaning set forth in Section 2.2.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Common Stock Merger Consideration” has the meaning set forth in Section 2.4(e).
     “Continuing Employees” has the meaning set forth in Section 5.12.
     “Contract” means any contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense or other instrument or binding arrangement or understanding of any kind or character, whether oral or in writing.
     “Copyrights” means all registered and unregistered copyrights in both published and unpublished works, rights in mask works and mask works applications, all sui generis rights in data and databases, and any other rights of authorship in any other published and unpublished works, including all moral rights therein.
     “Covered D&O’s” has the meaning set forth in Section 5.9(a).
     “CSA” has the meaning set forth in Section 3.18(a).
     “Current Assets” has the meaning set forth in Section 3.6(b).

     “Current Liabilities” has the meaning set forth in Section 3.6(b).
     “Definitive Proxy Materials” means the definitive proxy materials relating to the Special Meeting.
     “Disclosure Schedule” has the meaning set forth in ARTICLE III.
     “Dissenting Share” means any Target Share, issued and outstanding immediately before the Effective Time, and held of record by any holder who or that has properly exercised his, her or its appraisal rights under the DGCL with respect to the proposal for the Merger.
     “Effective Time” has the meaning set forth in Section 2.4(a).
     “Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.
     “Environmental Law” means any Law relating to pollution or protection of the environment (including, without limitation, Laws relating to recycling, reuse, product content and product take-back requirements as well as any carbon emission reduction legislation), worker safety or the exposure of any individual to any hazardous materials including any regulated emissions, discharges or releases of the following which shall all be deemed hazardous materials hereunder: chemicals, pollutants, contaminants, emissions, wastes, hazardous substances and toxic substances, radioactive and biological materials and wastes, and petroleum and petroleum related products and wastes.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Target, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “Facilities” means any real property or interest in real property that is being used or has ever been used by Target or any of its Subsidiaries and all buildings, structures or other improvements thereon.
     “FDA” has the meaning set forth in Section 3.18(b).
     “FDCA” has the meaning set forth in Section 3.18(a).
     “GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

     “Governmental Authorization” means any permit, license, registration, qualification or authorization granted by any Governmental Entity.
     “Governmental Entity” means any Federal, state, local, tribal or foreign government or any court of competent jurisdiction, administrative or regulatory body, agency, bureau or commission, governing body of any national securities exchange or other governmental authority or instrumentality in any domestic or foreign jurisdiction and any appropriate division of any of the foregoing.
     “Health Care Laws” has the meaning set forth in Section 3.18(g).
     “Intellectual Property” means any intellectual property that may exist under the Laws of any jurisdiction throughout the world, including all Marks, Patents, Copyrights and Trade Secrets, any applications for registration and registrations of the foregoing property and the foregoing rights (whether pending, existing, abandoned or expired), and any physical embodiments of the foregoing property and the foregoing rights.
     “Knowledge” means, in the case of Target, the actual awareness by one or more of the current officers of Target of such fact or matter.
     “Law” means any applicable Federal, state, local, municipal, foreign, tribal or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect, whether legislative, municipal, administrative or judicial in nature.
     “Legal Proceeding” means any action, claim, counterclaim, suit, litigation, hearing, arbitration, grievance, proceeding (public or private), criminal prosecution or investigation by or before any Governmental Entity.
     “License-In Contract” means any Contract under which Target or any of its Subsidiaries has acquired, obtained, or been granted any license, permission or any other right to utilize or otherwise exploit any Intellectual Property.
     “License-Out Contract” means any Contract under which Target or any of its Subsidiaries has licensed, permitted or otherwise granted any right to any Person to utilize or otherwise exploit any Intellectual Property.
     “Licensed-In IP” means the rights or permissions to any Intellectual Property acquired, obtained or granted under or through a License-In Contract.
     “Lien” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge, preference, restriction on the right of possession or use, encroachment, negative pledge, right of first refusal or offer, preemptive right, community or other marital property interest, imperfection of title, or other encumbrance of any kind, including any conditional sales Contract, title retention Contract or other Contract to give any of the foregoing.

     “Marks” means all registered or unregistered trademarks, service marks, trade names, fictitious business names, and general intangibles of a similar nature (including corporate names, logos, trade dress, slogans, and product names), and the goodwill associated therewith, and all rights in internet web sites, internet domain names, uniform resource locators, and keywords and purchased search terms.
     “Material Adverse Change” means any effect, change, condition, event or development that, individually or in the aggregate, would be (or could reasonably be expected to be) materially adverse, whether in the near-term or the long-term, to the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, results of operations or prospects of Target or any of its Subsidiaries, as determined from the perspective of a reasonable person in the Parent’s position, excluding any adverse effect, change, condition, event or development (unless such effect, change, condition, event or development adversely impacts Target and its Subsidiaries disproportionately compared to other companies operating in the same industry) arising from or relating to: (a) any general social, political or economic condition or event, including stock market fluctuations, acts of war or terrorism or the consequences of any of the foregoing, (b) any change in currency exchange rates or interest rates, (c) any legislative changes or other changes in Law and (d) natural disasters.
     “Merger Consideration” has the meaning set forth in Section 2.4(e).
     “Most Recent Balance Sheet” means the balance sheet as of the Most Recent Fiscal Quarter End included in the financial statements Target has filed with the SEC on Form 10-Q for the fiscal quarter ended as of the Most Recent Fiscal Quarter End.
     “Most Recent Fiscal Quarter End” has the meaning set forth in Section 3.5.
     “Net Working Capital” has the meaning set forth in Section 3.6(b).
     “Option Proceeds” has the meaning set forth in Section 2.5(b).
     “Ordinary Course of Business” means an action taken by Target or any of its Subsidiaries if such action is (a) consistent in nature, scope and magnitude with the past practices of such Person, (b) taken in the ordinary course of the normal day-to-day operations of such Person, (c) taken in accordance with sound and prudent business practices and (d) not required to be authorized by the stockholders or other equity owners of such Person, the board of directors of such Person or any committee of the board of directors of such Person, and does not require any other separate or special authorization of any nature.
     “Organizational Documents” means the articles or certificate of incorporation or formation, articles of incorporation, organization or association, general or limited partnership agreement, limited liability company or operating agreement, bylaws and other agreements, documents or instruments relating to the organization, management or operation of any Person that is an entity or relating to the rights, duties and obligations of the equityholders of any such Person, including any equityholders’ agreements, voting agreements, voting trusts, joint venture agreements, registration rights agreements or similar agreements.

     “Parent-owned Share” means any Target Share, issued and outstanding immediately before the Effective Time, that Parent or Acquisition Sub owns of record.
     “Patents” means any United States and non-United States patents, patent applications, patent disclosures, invention disclosures or other rights relating to the protection of inventions throughout the world (and all rights related thereto, including any continuations, continuations in part, divisionals, extensions, renewals, reissues or reexaminations of any of the foregoing).
     “Paying Agent” has the meaning set forth in Section 2.6(a).
     “Payment Fund” has the meaning set forth in Section 2.6(a).
     “Permitted Investments” means investments in short-term obligations of the United States with maturities of no more than 30 days or guaranteed by the United States and backed by the full faith and credit of the United States or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively.
     “Permitted Lien” means (a) with respect to any capital stock, membership interests or other similar equity interests of any Subsidiary of Target, (i) the provisions of the Governing Documents of such Subsidiary and (ii) the restrictions on the transfer of securities provided in the Securities Act and any state or “blue sky” securities Laws, and (b) with respect to any other asset, property or right, (i) Liens for Taxes not yet due or delinquent and (ii) statutory Liens arising in the Ordinary Course of Business by operation of Law, including mechanic’s, materialmen’s, repairmen’s, employee’s, contractor’s, operator’s and other similar liens to the extent relating to an obligation that is not yet due or delinquent.
     “Person” means an individual, an Entity or a Governmental Entity.
     “PHSA” has the meaning set forth in Section 3.18(a).
     “Prime Rate” means a rate per annum equal to the floating commercial loan rate as published in the Wall Street Journal (Western Edition) from time to time as the “Prime Rate,” adjusted in each case as of the banking day in which a change in the Prime Rate occurs, as reported in The Wall Street Journal (Western Edition); provided, however, that if such rate is no longer published in The Wall Street Journal, then it shall mean an annual rate of interest which equals the floating commercial loan rate of Citibank N.A., or its successors and assigns, announced from time to time as its “base rate,” adjusted in each case as of the banking day in which a change in the base rate occurs.
     “Product” has the meaning set forth in Section 3.9(a).
     “Requisite Stockholder Approval” means the affirmative vote in favor of this Agreement and the Merger of the holders of a majority of the outstanding Target Common Stock on the record date for the Special Meeting.
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.

     “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Software” means all computer software and all versions, forms and embodiments thereof, including all source code, object code, executable code, binary code, files, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all data, materials, manuals, design notes and other items and documentation related thereto or associated with the foregoing.
     “Special Meeting” has the meaning set forth in Section 5.4(b).
     “Specified Representations” has the meaning set forth in Section 6.1(e).
     “Subsidiary” means, with respect to any Person at any time of determination, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the membership, partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, such Person, Subsidiaries or combination owns a majority ownership interest in such a business entity (other than a corporation) if such Person, Subsidiaries or combination is allocated a majority of such business entity’s gains or losses or is or controls any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
     “Superior Proposal” means any bona fide written Acquisition Proposal not solicited or initiated in violation of Section 5.8 that (a) relates to an acquisition by a Person or group (as defined in Section 13(d) of the Securities Exchange Act) of either (i) more than 50% of the voting securities of Target pursuant to a tender offer, equity issuance, merger or otherwise or (ii) more than 50% of the assets used in the conduct of the business of Target, (b) Target’s board of directors determines in its good faith judgment (after consultation with its financial advisors and, after considering, among other things, the financial, legal and regulatory aspects of such Acquisition Proposal) would, if consummated, result in a transaction that is more favorable to Target’s stockholders from a financial point of view than the transactions contemplated by this Agreement (taking into account any alterations to this Agreement agreed to by Parent in response thereto in accordance with Section 7.1(f) as well as any payments resulting from the termination of this Agreement), (c) the potential acquirer has the financial wherewithal to consummate without having to obtain new financing other than financing as to which it has obtained binding commitments from reputable sources and (d) Target’s board of directors determines in good faith (after consultation with its financial advisors and its outside legal counsel) is reasonably capable of being consummated.
     “Surviving Corporation” has the meaning set forth in Section 2.1.
     “Target Benefit Plans” has the meaning set forth in Section 3.14.

     “Target Black Diamond Warrant” means that certain amended and restated warrant to purchase 171,429 shares of Target Common Stock at an exercise price of $15.54 per share issued to BDC Finance, L.L.C. by Target on June 6, 2006.
     “Target Bylaws” has the meaning set forth in Section 3.1.
     “Target Certificate of Incorporation” has the meaning set forth in Section 3.1.
     “Target Common Stock” means the common stock, $0.001 par value per share, of Target.
     “Target Equity Plans” means Target’s 1997 Stock Award Plan, as amended and restated, and any other compensatory option plans or Contracts of Target, including any employee stock purchase plan and any option plans or Contracts assumed by Target pursuant to a merger or acquisition.
     “Target Expense Reimbursement Amount” means an amount in cash equal to Parent’s expenses (including legal fees and expenses) incurred in connection with this Agreement (not to exceed $200,000).
     “Target Intellectual Property” means any Intellectual Property (or portion thereof): (a) owned or licensed by Target or any of its Subsidiaries or which Target or any of its Subsidiaries otherwise has rights in or to; or (b) utilized in, necessary for, useful in, or incident to the conduct of the business of Target or any of its Subsidiaries in any manner as currently conducted or as proposed to be conducted.
     “Target Material Contracts” has the meaning set forth in Section 3.11.
     “Target Non-Disclosure and Invention Assignment Contract” has the meaning set forth in Section 3.9(i).
     “Target Options” means any outstanding options to purchase Target Shares, whether granted by Target pursuant to the Target Equity Plans or otherwise.
     “Target PIPE Warrants” means those certain warrants to purchase an aggregate of 1,212,995 shares of Target Common Stock at an exercise price of $14.63 per share issued to various investors by Target on or about November 29, 2006 and December 14, 2006.
     “Target Preferred Stock” means the preferred stock, $0.001 par value per share, of Target.
     “Target Restricted Stock” means the Target Common Stock issued pursuant to, and that is subject to vesting and other restrictions set forth in, Target’s 1997 Stock Award Plan, as amended and restated.
     “Target SEC Documents” has the meaning set forth in Section 3.5.
     “Target Series B Convertible Preferred Stock” means the Target Preferred Stock designated as Series B Convertible Preferred Stock.

     “Target Share” means any share of Target Common Stock (including the Target Restricted Stock) or Target Preferred Stock (including Target Series B Convertible Preferred Stock).
     “Target Software” means all Software, (a) owned or licensed by Target or any of its Subsidiaries, or (b) utilized in, necessary for, useful in, or incident to the conduct of the business of Target or any of its Subsidiaries in any manner, as currently conducted or as proposed to be conducted.
     “Target Stockholder” means any Person who or that holds any Target Share.
     “Target Termination Fee” means an amount in cash equal to $300,000.
     “Target Warrants” means the Target PIPE Warrants and the Target Black Diamond Warrant.
     “Tax” or “Taxes” means all forms of taxation or duties imposed, or required to be collected or withheld, including without limitation any United States federal, state or local, or non-United States, income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, withholding, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, net worth, intangibles, social security, unemployment, disability, payroll, license, employee or other tax or similar levy, of any kind whatsoever, together with any interest, penalties or additions to tax in respect of the foregoing and any transferee liability in respect of the foregoing payable by reason of contract, assumption, transferee liability, operation of Law, Section 1.1502-6(a) of the Treasury Regulations (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.
     “Tax Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection or imposition of any Tax.
     “Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any Law relating to any Tax, and where permitted or required, combined or consolidated returns for any group of entities.
     “Trade Secrets” means all information that derives economic value from not being generally known to other Persons, and any other information that is proprietary or confidential to Target or any of its Subsidiaries, including trade secrets, know-how, ideas, inventions, processes, documentation, information, data, information, customer lists, Software (in both object code and source code form), data, products, processes, technology, plans, drawings, designs, systems and specifications.
     “Treasury Regulations” means the regulations issued by the U.S. Department of Treasury under the Code.
     “United States” and “U.S.” means the United States of America.

     “USPTO” has the meaning set forth in Section 3.9(m).
     “WARN” has the meaning set forth in Section 3.15.
     1.2 References, Titles and Construction. All references in this Agreement to Exhibits, Schedules, Articles, Sections and other subdivisions refer to the Exhibits, Schedules, Articles, Sections and other subdivisions of this Agreement unless expressly provided otherwise. All Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part of this Agreement. Titles and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. The words “this Agreement,” “herein,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The word “or” is not exclusive, and “including” (and its various derivatives), means “including without limitation.” Pronouns in masculine, feminine and neuter gender shall be construed to include any other gender. Words in the singular form shall be construed to include the plural and words in the plural form shall be construed to include the singular, unless the context otherwise requires. A reference to a federal, state, local or non-U.S. statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring a Party by virtue of the authorship of any of the provisions of this Agreement.
ARTICLE II
The Merger
     2.1 Merger. On and subject to the terms and conditions of this Agreement, Acquisition Sub will merge with and into Target at the Effective Time. Target shall be the corporation surviving the Merger (the “Surviving Corporation”).
     2.2 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Holme Roberts & Owen LLP, 1700 Lincoln Street, Suite 4100, Denver, Colorado commencing at 9:00 a.m. local time on the second Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Date”).
     2.3 Actions at Closing. At the Closing, (a) Target will deliver to Parent and Acquisition Sub the various certificates, instruments and documents referred to in Section 6.1, (b) Parent and Acquisition Sub will deliver to Target the various certificates, instruments and documents referred to in Section 6.2, (c) Target and Acquisition Sub will file with the Secretary of State of the State of Delaware a Certificate of Merger in the form attached hereto as Exhibit A (the “Certificate of Merger”), and (d) Parent will cause Surviving Corporation to deliver the Payment Fund to the Paying Agent in the manner provided below in Section 2.6.

     2.4 Effect of Merger.
          (a) General. The Merger shall become effective at the time (the “Effective Time”) Target and Acquisition Sub file the Certificate of Merger with the Secretary of State of the State of Delaware. The Merger shall have the effect set forth in the DGCL. Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either Target or Acquisition Sub in order to carry out and effectuate the transactions contemplated by this Agreement.
          (b) Certificate of Incorporation. The certificate of incorporation of Target shall be the certificate of incorporation of Surviving Corporation.
          (c) Bylaws. The bylaws of Surviving Corporation shall be amended and restated at and as of the Effective Time to conform to the bylaws attached hereto as Exhibit B.
          (d) Directors and Officers. The directors of Acquisition Sub immediately before the Effective Time shall become the directors of Surviving Corporation at the Effective Time. The officers of Acquisition Sub immediately before the Effective Time shall become the initial officers of the Surviving Corporation at the Effective Time, each to hold office until the earlier of his or her resignation or removal.
          (e) Conversion of Target Shares. At the Effective Time and by virtue of the Merger and without any action by any of the Parties or the holders of Target Shares, (i) each share of Target Common Stock issued and outstanding immediately before the Effective Time (other than any Dissenting Share, Parent-owned Share or Target Share held in the treasury of Target) shall be converted into the right to receive an amount equal to $0.38 in cash, without interest (the “Common Stock Merger Consideration”), (ii) each share of Target Series B Convertible Preferred Stock issued and outstanding immediately before the Effective Time (other than any Dissenting Share, Parent-owned Share or Target Share held in the treasury of Target) shall be converted into the right to receive an amount equal to $0.44 in cash, without interest (together with the Common Stock Merger Consideration, the “Merger Consideration”), (iii) each Dissenting Share shall be converted into the right to receive payment from Surviving Corporation with respect thereto in accordance with the provisions of the DGCL, (iv) each Parent-owned Share issued and outstanding immediately before the Effective Time and each Target Share held in the treasury of Target immediately before the Effective Time shall be cancelled, and (v) Target Shares issued and outstanding immediately before the Effective Time held of record by wholly-owned Subsidiaries of Target shall remain outstanding; provided, however, that the Merger Consideration shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or other change in the number of outstanding Target Shares (or securities convertible or exchangeable into or exercisable for Target Shares) between the date of this Agreement and the Effective Time. For the avoidance of doubt, any fractional share of Target Common Stock shall be entitled to the same rights as whole shares of Target Common Stock with respect to conversion into Common Stock Merger Consideration, provided that a fractional share of Target Common Stock shall be converted into a pro rata amount of Common Stock Merger Consideration. No Target Share shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 2.4(e) after the Effective Time.

          (f) Conversion of Acquisition Sub’s Capital Stock. At the Effective Time, each share of Acquisition Sub’s common stock, $0.0001 par value per share, shall be converted into one share of Surviving Corporation’s common stock, $0.001 par value per share.
     2.5 Treatment of Warrants, Options and Restricted Stock.
          (a) Treatment of Warrants. Target shall use its reasonable best efforts to cause all of the outstanding Target PIPE Warrants to be terminated and cancelled at or before the Effective Time. In exchange for such cancellation, Target shall not pay any holder of a Target PIPE Warrant any amount in excess of the Black-Scholes valuation thereof and no consideration for the cancellation thereof shall be payable by Parent, Acquisition Sub, Target or the Surviving Corporation after the Effective Time. Each unexercised Target Black Diamond Warrant outstanding immediately prior to the Effective Time shall, in accordance with and subject to its terms, cease to represent a right to acquire Target Common Stock and, as of and following the Effective Time no consideration shall be payable by Parent, Acquisition Sub, Target or the Surviving Corporation therefor.
          (b) Cancellation of Options. No outstanding Target Options shall be assumed, continued or substituted for by Parent. Target shall take all action necessary under the applicable Target Equity Plans to ensure that as of no later than immediately before the Effective Time, and contingent upon the effectiveness of the Merger, each then outstanding Target Option shall become immediately vested and exercisable in full. At the Effective Time, each then outstanding Target Option shall, by virtue of the Merger, be converted into and shall become a right to receive an amount in cash, without interest, with respect to each share subject thereto, equal to the excess, if any, of the Common Stock Merger Consideration over the per share exercise price of such Target Option (such amount being hereinafter referred to as the “Option Proceeds”), and each such Target Option shall terminate at the Effective Time. Surviving Corporation shall pay the Option Proceeds to the holders of Target Options promptly following the Effective Time. Prior to the Effective Time, Target shall provide all notices, obtain all necessary consents or releases from the holders of Target Options and shall take all other lawful action as may be necessary to provide for and give effect to the transactions contemplated by this Section 2.5(b).
          (c) Treatment of Restricted Stock. At the Effective Time and by virtue of the Merger and without any action by any of the Parties or the holders of Target Restricted Stock, the restrictions on the Target Restricted Stock issued and outstanding immediately before the Effective Time shall lapse, and such Target Restricted Stock shall be treated in accordance with Section 2.4(e).
     2.6 Procedure for Payment.
          (a) Immediately after the Effective Time, (i) Parent will cause Surviving Corporation to furnish to Computershare Trust Company (the “Paying Agent”) an amount of cash (the “Payment Fund”) sufficient for the Paying Agent to make full payment of the Merger Consideration to the record holders of Target Shares issued and outstanding immediately before the Effective Time (other than any Dissenting Shares, Parent-owned Shares and Target Shares held in the treasury of Target) and (ii) Parent will cause the Paying Agent to mail a letter of transmittal (which shall be in customary form and shall provide instructions for its use) to each record holder of Target Shares issued and outstanding immediately before the Effective Time (other than any Dissenting Shares, Parent-owned Shares and Target Shares held in the treasury of Target) for the holder to use in surrendering the certificates that represented his, her or its Target Shares against payment of the Merger Consideration. Upon surrender of such Target Shares, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the Paying Agent shall promptly pay to the holders thereof the aggregate Merger Consideration into which such Target Shares shall have been converted pursuant to Section 2.4(e). No interest will accrue or be paid to the holder of any outstanding Target Shares.
          (b) Surviving Corporation may cause the Paying Agent to invest the cash included in the Payment Fund in one or more Permitted Investments, provided that the terms and conditions of the investments shall be such as to permit the Paying Agent to make prompt payment of the Merger Consideration as necessary. Surviving Corporation may cause the Paying Agent to pay over to Surviving Corporation any net earnings with respect to the investments, and Surviving Corporation shall replace promptly any portion of the Payment Fund that the Paying Agent loses through the investments.
          (c) Surviving Corporation may cause the Paying Agent to pay over to Surviving Corporation any portion of the Payment Fund (including any earnings thereon) remaining 180 days after the Effective Time, and thereafter all former stockholders shall be entitled to look to Surviving Corporation (subject to abandoned property, escheat, and other similar Laws) as general creditors thereof with respect to the cash payable upon surrender of their certificates. Any Merger Consideration remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Surviving Corporation free and clear of any claims or interests of any Person previously entitled thereto.
          (d) Surviving Corporation shall pay all charges and expenses of the Paying Agent.
          (e) Notwithstanding anything in this Agreement to the contrary, Parent, Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Target Shares or Target Options pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Laws. To the extent that amounts are so properly withheld by Parent, Surviving Corporation or the Paying Agent, as the case may be, and are paid over to the appropriate Governmental Entity in accordance with applicable Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Target Shares or Target Options in respect of which such deduction and withholding was made by Parent, Surviving Corporation or the Paying Agent, as the case may be.
     2.7 Closing of Transfer Records. After the Effective Time, the stock transfer books of Target shall be closed and thereafter there shall be no further registration of transfers of Target Shares that were outstanding prior to the Effective Time.

ARTICLE III
Target’s Representations and Warranties
     Target represents and warrants to Parent and Acquisition Sub that the statements contained in this ARTICLE III are correct and complete, except as set forth in (i) the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”) or (ii) specific disclosures of events, facts or circumstances which have already occurred or already exist and are set forth in reasonable detail in the Target SEC Documents, but only to the extent it is reasonably apparent that any such disclosure set forth in the Target SEC Documents would qualify the representations and warranties contained herein and only to the extent that such disclosure is not deemed to modify any statement contained in this ARTICLE III that includes a specific reference to the Disclosure Schedule (unless the Disclosure Schedule includes a reference to the specific location of the disclosure set forth in the Target SEC Documents), and excluding (A) any exhibits to the Target SEC Documents, (B) any items included therein that are incorporated by reference to other filings or documents, (C) any risk factor disclosures or other predictive or forward-looking disclosures contained therein and (D) any Target SEC Documents that are filed after the date of this Agreement. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this ARTICLE III.
     3.1 Due Organization; Good Standing; Certificate of Incorporation and Bylaws. Each of Target and its Subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction in which it is organized, and has all the corporate power and authority required to carry on its business as it is now being conducted and to own and use the properties owned and used by it. Each of Target and its Subsidiaries is duly qualified or licensed to do business in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or used by it makes such qualification or license necessary. Target has delivered or made available to Parent and Acquisition Sub a complete and correct copy of Target’s certificate of incorporation, as amended to date (the “Target Certificate of Incorporation”), and Target’s amended and restated bylaws, as currently in effect (the “Target Bylaws”). The Target Certificate of Incorporation and the Target Bylaws are in full force and effect and no other Organizational Documents are applicable to or binding on Target. Target is not in violation of any provisions of the Target Certificate of Incorporation or the Target Bylaws.
     3.2 Capitalization, Etc.
          (a) The entire authorized capital stock of Target consists of 32,500,000 shares, divided into 30,000,000 shares of Target Common Stock and 2,500,000 shares of Target Preferred Stock. Of the Target Preferred Stock, 100,000 shares are designated as Target Series B Convertible Preferred Stock. As of June 25, 2009, there are (i) 10,455,821.72 shares of Target Common Stock issued and outstanding, (ii) 31,202 shares of Target Common Stock held in treasury, (iii) 100,000 shares of Target Series B Convertible Preferred Stock issued and outstanding, (iv) an aggregate of 404,809.07 shares of Target Common Stock issuable on the exercise of outstanding Target Options, with a weighted average exercise price of $10.58 per share, (v) an aggregate of 779,221 shares of Target Common Stock issuable on conversion of the Senior Notes, with a conversion price of $15.40 per share, (vi) an aggregate of 1,384,424 shares of Target Common Stock issuable on the exercise of Target Warrants, with a weighted average exercise price of $14.76 per share and (vii) an aggregate of 100,000 shares of Target Common Stock issuable on conversion of the Target Series B Convertible Preferred Stock. All of the issued and outstanding Target Shares have been duly authorized and are validly issued, fully paid and non-assessable. Target has delivered or made available to Parent and Acquisition Sub a complete and correct copy of the Target Equity Plans, which cover the Target Options and restricted stock awards granted by Target that are outstanding as of the date of this Agreement, and the forms of all Target Option agreements and restricted stock award agreements evidencing such Target Options and stock awards.
          (b) All of the issued and outstanding shares of capital stock, membership interests or other similar equity interests, as applicable, of each of Target’s Subsidiaries are held of record or owned beneficially by one or more of Target and its Subsidiaries free and clear of all Liens, other than Permitted Liens, and have been duly authorized and are validly issued, fully paid and non-assessable. Section 3.2(b) of the Disclosure Schedule lists all Subsidiaries of Target, together with the jurisdiction of organization of each such Subsidiary. Except for the Subsidiaries listed in Section 3.2(b) of the Disclosure Schedule, neither Target nor any of its Subsidiaries owns or has any right to acquire, directly or indirectly, any outstanding capital stock, membership interests or other similar equity interests, as applicable, of any Entity.
          (c) Except as set forth in Section 3.2(a) of the Disclosure Schedule, (i) there are no outstanding or authorized (A) shares of capital stock or other voting securities of Target, except for Target Common Stock issued pursuant to the exercise of Target Options in accordance with their terms, (B) securities of Target convertible into or exchangeable for shares of capital stock or voting securities of Target or any of its Subsidiaries or (C) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require Target or any of its Subsidiaries to issue, sell or otherwise cause to become outstanding any capital stock of Target or any of its Subsidiaries and (ii) there are no outstanding obligations of Target or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of such shares, securities, options, warrants, rights, contracts or commitments. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Target or any of its Subsidiaries. No Target Shares are held by any Subsidiary of Target.
     3.3 Authority; Binding Nature of Agreement. Target has all the power and authority required to execute and deliver this Agreement, to perform its obligations under this Agreement and, subject to obtaining the Requisite Stockholder Approval, to consummate the Merger. The board of directors of Target has unanimously (other than with respect to one director, who recused himself from the vote) (a) determined that the Merger is fair to, and in the best interests of, Target’s stockholders, (b) authorized and approved the execution, delivery and performance of this Agreement by Target, (c) declared that this Agreement is advisable and (d) resolved to recommend the Agreement and Merger to Target’s stockholders. This Agreement has been duly executed and delivered by Target and constitutes the legal, valid and binding obligation of Target, enforceable against Target in accordance with its terms. The Requisite Stockholder Approval is the only vote of the holders of any class or series of Target’s capital stock necessary to adopt this Agreement or approve the Merger.

     3.4 Non-Contravention; Consents. Neither the execution and delivery of this Agreement by Target, nor the consummation of the transactions contemplated hereunder by Target, does or will (a) violate or conflict with any of the provisions of the Organizational Documents of Target or any of its Subsidiaries, (b) violate any Law to which Target or any of its Subsidiaries is subject or (c) (i) materially conflict with, (ii) result in a material breach or default (or cause an event that with or without giving of notice or lapse of time or both would become a material breach or default) under, (iii) result in the termination of, (iv) accelerate the performance required by, (v) result in a right of termination or acceleration under any Target Material Contract (or result in the imposition of any Lien on any of its material assets). Except as may be required by the Securities Exchange Act or the DGCL and except as set forth in Section 3.4 of the Disclosure Schedule, neither Target nor any of its Subsidiaries is required to give any notice to, make any filing with or obtain any authorization, consent or approval from any Person in order for the Parties to consummate the transactions contemplated by this Agreement.
     3.5 SEC Filings; Financial Statements.
          (a) Target has timely filed (after giving effect to any extended time for filing under Rule 12b-25 under the Securities Exchange Act) all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed with or furnished to the SEC since July 31, 2007 (collectively the “Target SEC Documents”). Each of the Target SEC Documents, as amended before the date of this Agreement, complied in all material respects with the applicable requirements of the Securities Act or the Securities Exchange Act, as in effect when filed. None of the Target SEC Documents contained, when filed, or if amended before the date of this Agreement, as of the date of such amendment, any untrue statement of a material fact or omitted to state a material fact required to be stated in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. True and correct copies of all Target SEC Documents filed before the date of this Agreement have been delivered to Parent or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. None of Target’s Subsidiaries is required to file, or files, any form, report or other document with the SEC.
          (b) Target is in compliance with, and has complied, in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act or the Securities Exchange Act. The management of Target has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act) to ensure that material information relating to Target and its Subsidiaries is made known to the management of Target by others within those Entities and (ii) disclosed, based on its most recent evaluation, to Target’s outside auditors and the audit committee of the board of directors of Target (A) all significant deficiencies and material weaknesses in the design or operation of internal controls (as defined in Rule 13a-15(f) of the Securities Exchange Act) that are reasonably likely to materially affect Target’s ability to record, process summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who, in each case, have a significant role in Target’s internal controls.

          (c) Since January 31, 2009, none of Target, Target’s board of directors of Target nor any committee of such board has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of Target, (ii) “material weakness” in the internal controls over financial reporting of Target or (iii) fraud, whether or not material, that involves management or other employees of Target or any of its Subsidiaries who have a significant role in the internal controls over financial reporting.
          (d) Target has filed quarterly reports on Form 10-Q for the fiscal quarters ended as of January 31, 2009 (the “Most Recent Fiscal Quarter End”) and October 31, 2008 and an annual report on Form 10-K for the fiscal year ended July 31, 2008. The financial statements (including related notes and schedules) included in or incorporated by reference into these Target SEC Documents have been prepared in accordance with GAAP applied on a consistent basis (except as may be disclosed in the notes to such financial statements) throughout the periods and at the dates covered thereby and fairly present the financial position of Target and its Subsidiaries as of the respective dates thereof and the results of operations, stockholders’ equity and cash flows of Target and its Subsidiaries for the periods covered thereby; provided, however, that the financial statements included in the quarterly reports are subject to normal year-end adjustments.
          (e) Neither Target nor any of its Subsidiaries has any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes, except for (i) liabilities set forth on the face of the balance sheet as of the Most Recent Fiscal Quarter End (rather than in any notes thereto) and (ii) liabilities that have arisen after the Most Recent Fiscal Quarter End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of a Law).
     3.6 Absence of Certain Changes.
          (a) Since the Most Recent Fiscal Quarter End, (i) there has not been any Material Adverse Change, (ii) Target and its Subsidiaries have conducted their business in the Ordinary Course of Business and (iii) neither Target nor any of its Subsidiaries has (A) suffered any material loss, damage or destruction to any of its assets or (B) except as expressly contemplated by this Agreement, taken any action that, if taken after the date hereof, would have constituted a breach of Section 5.5(b).
          (b) Since the Most Recent Fiscal Quarter End, Target has maintained a positive Net Working Capital balance of at least $1,000,000 and has maintained a positive Available Free Cash balance of at least $1,000,000. The Parties agree that Net Working Capital, Current Assets, Current Liabilities and Available Free Cash shall be calculated using accounting principles, methodologies and practices consistent with GAAP as applied on a consistent basis with the principles, methodologies and practices used with respect to the Most Recent Balance Sheet. For purposes of this Agreement, “Net Working Capital” means the aggregate amount of Current Assets, minus the aggregate amount of Current Liabilities. For purposes of this Agreement, “Current Assets” means all current assets of Target and its Subsidiaries, including trade receivables (net of allowances), inventories (net), prepaid expenses, other current assets, cash and cash equivalents. For purposes of this Agreement, “Current Liabilities” means all current liabilities of Target and its Subsidiaries, including accounts payable and accrued liabilities, but excluding all other current liabilities (including deferred gain on sale leaseback, deferred revenue, short-term borrowings, current portion of long-term debt (including the Senior Notes) and current liabilities of discontinued operations). For purposes of this Agreement, “Available Free Cash” means the aggregate amount of all cash and cash equivalents of Target and its Subsidiaries.
     3.7 Legal Proceedings; Orders. There is no Legal Proceeding pending or, to the Knowledge of Target, threatened against Target or any of its Subsidiaries or any of its or their respective properties or rights or any of its or their respective officers or directors in their capacity as such, nor any internal investigations (other than investigations in the ordinary course of Target’s or any of its Subsidiaries’ compliance programs) being conducted by Target or any of its Subsidiaries nor have any acts of alleged misconduct by Target or any of its Subsidiaries been reported to Target or any of its Subsidiaries. Neither Target nor any of its Subsidiaries, nor any of its or their respective properties is subject to any order, judgment, injunction, ruling, charge or decree related to the conduct of the respective businesses of Target and its Subsidiaries. To the Knowledge of Target, no Person is challenging the right of Target or any Subsidiary to design, manufacture, license, offer or sell any Products.
     3.8 Brokers; Schedule of Fees and Expenses. Neither Target nor any of its Subsidiaries has any liability or obligation to pay any brokerage, finder’s or other similar fee or commission to any broker, finder, agent or investment banker with respect to the transactions contemplated by this Agreement. A good faith estimate, as the date of this Agreement, of all third party fees and expenses, including any fees that may be payable upon the consummation of the transactions contemplated by this Agreement, such as success fees and the like, of any accountant, broker, financial advisor, consultant, legal counsel or other person retained by Target in connection with this Agreement or the transactions contemplated hereby incurred or to be incurred or expected to be incurred by Target or any of its Subsidiaries with respect to this Agreement and the transactions contemplated by this Agreement is set forth on Section 3.8 of the Disclosure Schedule.
     3.9 Intellectual Property.
          (a) Each product developed, manufactured, marketed, distributed, performed, licensed, sold, rendered, provided, offered, performed or planned in writing by Target or any of its Subsidiaries (“Product”) since January 1, 2005 through Closing is set forth in Section 3.9(a) of the Disclosure Schedule.
          (b) All Target Intellectual Property owned in whole or in part at any time by Target, and to the Knowledge of Target all other Target Intellectual Property, that is or at any time has been subject to an application or registration for protection under the Laws of any jurisdiction throughout the world (whether now pending, existing, abandoned or expired) are set forth in Section 3.9(b) of the Disclosure Schedule, specifying as to all such Target Intellectual Property:
               (i) the type of the Target Intellectual Property;

               (ii) the owner of the Target Intellectual Property (and, in the case that Target or any of its Subsidiaries is not the owner, the nature of the rights held by Target or its Subsidiaries, as applicable);
               (iii) the jurisdictions by or in which such Target Intellectual Property has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers and dates of issuance, registration or filing; and
               (iv) each Product to which the Target Intellectual Property relates.
     Other than the Target Intellectual Property set forth on Section 3.9(b) of the Disclosure Schedule, there are no other Intellectual Property material to or necessary for the conduct of the business of Target or any of its Subsidiaries as currently conducted and as proposed to be conducted that is or at any time has been subject to an application or registration for protection under the laws of any jurisdiction throughout the world (whether now pending, existing, abandoned or expired).
          (c) In Section 3.9(c) of the Disclosure Schedule, Target has accurately identified and described each filing, payment, and action that must be made or taken on or before the date that is 120 days after the date of this Agreement in order to maintain any applications and registrations for all Target Intellectual Property owned by Target or any of its Subsidiaries. Target has provided to Parent complete and accurate copies of all applications, registrations, correspondence and other material documents filed, or to be filed, with the applicable Governmental Entity related to the Target Intellectual Property during such 120-day period. All registrations and applications for Target Intellectual Property owned by Target or any of its Subsidiaries are registered in the name of Target or one of its Subsidiaries, and Target or one of its Subsidiaries is in possession of all applications, registrations (and certificates of registration and letters patent), renewals, reissues, extensions and all other instruments evidencing ownership of the Target Intellectual Property.
          (d) Target has provided Parent with accurate and complete copies of all License-In Contracts, all of which are set forth on Section 3.9(d) of the Disclosure Schedule. For each License-In Contract, Section 3.9(d) of the Disclosure Schedule further specifies the parties to, and the nature of the rights held by Target or any of its Subsidiaries in the Target Intellectual Property subject to, the License-In Contract. Each License-In Contract is binding against all parties to such License-In Contract, fully exercisable and enforceable by Target or its applicable Subsidiary, and in full force and effect. The License-In Contracts provide Target or its applicable Subsidiary with all rights, licenses, authorizations and other permissions to any Intellectual Property owned by any Person other than Target or its applicable Subsidiary necessary for the conduct the business of Target and its Subsidiaries in any manner, as currently conducted or as proposed to be conducted. The rights acquired under each License-In Contract will be fully exercisable and enforceable by Parent on and after the Closing to the same extent as by Target and its Subsidiaries prior to the Closing. Neither Target nor any of its Subsidiaries have any obligation to compensate or account to any Person an amount in excess of $10,000 for the use of any Intellectual Property.

          (e) Target has provided Parent with accurate and complete copies of all License-Out Contracts, all of which are set forth on Section 3.9(e) of the Disclosure Schedule. For each License-Out Contract, Section 3.9(e) of the Disclosure Schedule further specifies the parties to, and the nature of the rights held by Target and its Subsidiaries in the Target Intellectual Property subject to, the License-Out Contract. Each License-Out Contract is binding against all parties to such License-Out Contract, fully exercisable and enforceable by Target or its applicable Subsidiary, and in full force and effect. Each License-Out Contract will be fully exercisable and enforceable by Parent on and after the Closing to the same extent as by Target or its applicable Subsidiary before the Closing.
          (f) Except for the Licensed-In IP subject to a License-In Contract set forth on Section 3.9(d) of the Disclosure Schedule, (i) Target or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to the Target Intellectual Property free and clear of all Liens or other rights, licenses, equities or claims; (ii) all Target Intellectual Property (or portion thereof) are valid, fully enforceable, and in full force and effect, and following Closing will remain, to the Knowledge of Target, valid, fully enforceable, and in full force and effect; and (iii) the Surviving Corporation will be the sole and exclusive owner free and clear of all Liens or other rights, licenses, equities or claims, of all right, title and interest in and to all of the Target Intellectual Property (or portion thereof) on and after the Closing, to the Knowledge of Target, without seeking the authorization, consent or approval of any Person and without payments to any Person other than as set forth in this Agreement.
          (g) (i) Neither Target nor any of its Subsidiaries has received any notice of any claim or allegation of infringement, misappropriation or other violation from any Person with respect to the Target Intellectual Property; (ii) the Target Intellectual Property and the operation of the business of Target and its Subsidiaries as currently conducted and as proposed to be conducted are not currently infringing on, in conflict with, misappropriating, or otherwise violating any Intellectual Property of any Person and, to the Knowledge of Target, are not subject to any pending or threatened litigation or other adverse claim of infringement or misappropriation by any Person; (iii) except for as listed in Section 3.9(g) of the Disclosure Schedule, within the last 10 years, neither Target nor any of its Subsidiaries has threatened, initiated or contemplated any claim or allegation against any Person alleging that the Person infringes, misappropriates or otherwise violates any Target Intellectual Property; (iv) to the Knowledge of Target, no Person has infringed or otherwise misappropriated or is now infringing or misappropriating any Target Intellectual Property; (v) to the Knowledge of Target, all of the Target Intellectual Property is valid, subsisting and enforceable on the Closing; (vi) there have been no threats received by Target or any of its Subsidiaries alleging that any Target Intellectual Property is invalid or unenforceable; and (vii) to the Knowledge of Target, there has been no prior use of any Target Intellectual Property (or portion thereof) by any Person that would confer upon such Person superior rights in such Target Intellectual Property (or portion thereof). Each of Target and its Subsidiaries has taken reasonable steps to preserve and maintain records relating to the Target Intellectual Property.
          (h) No interference, opposition, reissue, reexamination or other proceeding of any nature is or has been pending or threatened, in which the scope, validity or enforceability of any Target Intellectual Property is being, has been or could reasonably be expected to be contested or challenged.

          (i) Each of Target and its Subsidiaries has used best efforts to protect and preserve the security, confidentiality and value of the Target Intellectual Property. Without limiting the foregoing, each of Target and its Subsidiaries has at all times enforced a policy requiring each of its employees, consultants and contractors, and any other Person involved in the creation or development of any Target Intellectual Property, to enter into a valid and enforceable non-disclosure and invention assignment agreement with Target or its applicable Subsidiary substantially in Target’s standard form, a copy of which is included as Section 3.9(i) of the Disclosure Schedule (“Target Non-Disclosure and Invention Assignment Contract”). All current and former employees, consultants and contractors of Target or any of its Subsidiaries, and any other Person involved in the creation or development of any Target Intellectual Property (or portion thereof), have executed a valid and enforceable Target Non-Disclosure and Invention Assignment Contract and a copy of each such Target Non-Disclosure and Invention Assignment Contract has been delivered to Parent. No Person other than Target and its Subsidiaries has any claim, right (whether or not currently exercisable) or interest to or in any Target Intellectual Property (or portion thereof). There has been no misappropriation of confidential information of Target or any of its Subsidiaries.
          (j) Neither Target nor any of its Subsidiaries is utilizing in its business, nor will Surviving Corporation be required to utilize in the business of the Surviving Corporation after Closing: (i) any inventions of any employees of Target or any of its Subsidiaries made, or any Trade Secrets (including confidential information) of any Person to which such employees were exposed, prior to their employment by Target or any of its Subsidiaries; and (ii) any Trade Secrets (including confidential information) of another Person to which any independent contractors or consultants of Target or any of its Subsidiaries have been exposed.
          (k) None of the Target Software: (i) contains, to the Knowledge of Target, any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Target Software or any product or system containing or used in conjunction with such Target Software; or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of the Target Software or any product or system containing or used in conjunction with such Target Software. No Target Software is, in whole or in part, subject to the provisions of any open source, quasi-open source or any other Contract obligating Target or any of its Subsidiaries to make source code available to third parties or to publish source code under any circumstances. No source code for any Target Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement an employee of Target or any of its Subsidiaries. Neither Target nor any of its Subsidiaries has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Target Software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of Target or one of its Subsidiaries.
          (l) Neither Target nor any of its Subsidiaries has made any submission or suggestion to, or otherwise participated in, and is not subject to any Contract with, any standards bodies or other entities that could obligate Target or any of its Subsidiaries to grant licenses or rights with respect to or otherwise impair its control of Target Intellectual Property. No funding, facilities or personnel of any Governmental Entity or educational institution were used, directly or indirectly, to develop or create, in whole or in part, any of the Target Intellectual Property.
          (m) Target and its Subsidiaries exercised reasonable diligence with respect to the filing, prosecution and maintenance of all Intellectual Property owned or exclusively licensed by Target or any of its Subsidiaries. For each patent or patent application owned by Target or any of its Subsidiaries, (i) all inventors have been properly identified and named; (ii) all inventors have executed an assignment of rights to Target or its applicable Subsidiary and, at Closing, Target or its applicable Subsidiary shall be the sole assignee; and (iii) to the Knowledge of Target, the United States Patent and Trademark Office (the “USPTO”) has been provided full disclosure, including prior art (in accordance with 37 C.F.R. § 1.56) and best mode at the time of filing (in accordance with 35 U.S.C. § 112). For each patent or patent application licensed by Target or any of its Subsidiaries, (1) to the Knowledge of Target, all inventors have been properly identified and named; (2) to the Knowledge of Target, the USPTO has been provided full disclosure, including prior art (in accordance with 37 C.F.R. § 1.56) and best mode at the time of filing (in accordance with 35 U.S.C. § 112); and (3) any royalties due to third parties have been fully set forth in Section 3.9(m) of the Disclosure Schedule.
          (n) Any filing, registration, issuance, maintenance and renewal fees due in connection with the Target Intellectual Property (or portion thereof) have been paid on or before the final deadline for paying such fees and all documents, certificates and other material necessary to maintain such Target Intellectual Property (or portion thereof) have been filed on or before the final deadline for paying such fee with the relevant Governmental Entity. Target and its Subsidiaries have complied with any and all obligations pertaining to listing any relevant Patents included in the Target Intellectual Property in the FDA Orange Book and have also complied with any and all obligations under the Bayh-Dole Act. Except as set forth in Section 3.9(n) of the Disclosure Schedule, no Person has submitted and, to the Knowledge of Target, no Person has indicated any plan to submit, an Abbreviated New Drug Application that includes a certification as defined in 21 U.S.C. 355(j)(2)(A)(vii)(IV) citing any Patent listed in the FDA Orange Book for any Product.
     3.10 Title to Assets; Real Property.
          (a) One or more of Target and its Subsidiaries has good title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises or reflected on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of any Liens, other than Permitted Liens, except for property and assets disposed of in the Ordinary Course of Business since the Most Recent Fiscal Quarter End. One or more of Target and its Subsidiaries own or lease all buildings, machinery, equipment and other tangible assets necessary for the conduct of their business as presently conducted.
          (b) Section 3.10(b) of the Disclosure Schedule contains a complete and accurate list of all of the existing leases, subleases, licenses or other agreements (collectively, the “Real Property Leases”) under which Target or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the “Leased Real Property”). Target has delivered or otherwise made available to Parent true, correct and complete copies of all Real Property Leases (including all modifications and side agreements in connection therewith). Except as set forth in the Real Property Leases, neither Target nor any of its Subsidiaries have transferred or assigned any interest in any Real Property Lease, nor have they subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other Person. Section 3.10(b) of the Disclosure Schedule contains a complete and accurate list of all of the real property owned in fee by Target or its Subsidiaries (the “Owned Real Property”). Neither Target nor any of its Subsidiaries have subleased or otherwise granted rights of use or occupancy to any other Person of any Owned Real Property. There are no outstanding agreements, options, rights of first offer or rights of first refusal on the part of any Person to purchase any Owned Real Property. The Leased Real Property, the Owned Real Property and the personal property owned or leased by Target or any of its Subsidiaries are in good operating condition and repair and free from any material defects, reasonable wear and tear excepted, and are suitable for the uses for which they are being used in all material respects.
     3.11 Contracts. Section 3.11 of the Disclosure Schedule contains a complete and accurate list of all Contracts to which Target or any of its Subsidiaries is a party or by which Target, any of its Subsidiaries or any of their respective assets is bound that (a) is a “material contract” (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (b) restricts or limits in any way the ability of Target or any of its Subsidiaries to conduct business, including to compete in any geographic area or line of business, (c) is a partnership, joint venture, product development, research and development or other agreement involving an allocation or sharing of profits, losses, costs or liabilities, (d) is a Contract to allocate, share or otherwise indemnify for Taxes, (e) involves aggregate payments of more than $100,000 annually, (f) is between one or more of Target and its Subsidiaries and any director or officer of Target or any Person beneficially owning five percent or more of any class of the outstanding Target Shares, (g) is an employment or consulting Contract, (h) provides for benefits (including severance pay, accelerated vesting, bonuses and relocation expenses) to be provided to any employee, director or officer upon or in connection with a change in control of Target or any of its Subsidiaries, (i) provides for indemnification or a guaranty by Target or any of its Subsidiaries to any Person, (j) is a loan or credit agreement, indenture, mortgage, note, guaranty or other Contract evidencing indebtedness for money borrowed, (k) grants “most favored nation or customer” status that, following the Merger, would apply to Parent or its Affiliates (including Target and Target’s Subsidiaries), (l) prohibits or limits the right of Target or any of its Subsidiaries (or, after the Effective Time, Parent or its Affiliates) to make, develop, sell or distribute any Products or use, transfer, license, distribute or enforce any of the Target Intellectual Property, (m) would prevent or impair Target’s ability to consummate the Merger, (n) could require the disposition of any material assets or line of business of Target or any of its Subsidiaries (or, after the Effective Time, Parent or its Affiliates), (o) contains a put, call or similar right pursuant to which Target or any of its Subsidiaries (or, after the Effective Time, Parent or its Affiliates) could be required to purchase or sell, as applicable, any equity interests of any Person, (p) is a Real Property Lease, (q) is a Contract the term of which exceeds one year and is not terminable by Target or any of its Subsidiaries, as applicable, on notice of 60 days or less, (r) relates to the acquisition, sale or disposition of any material business unit or product line of Target or any of its Subsidiaries, (s) relates to the creation of a Lien on any asset of Target or any of its Subsidiaries, (t) is a commercial Contract with any Governmental Entity, (u) is a non-disclosure, confidentiality, standstill, non-solicitation, non-hire or similar agreement or (v) was not negotiated and entered into on an arm’s-length basis. The foregoing Contracts, together with the License-In Contracts, the License-Out Contracts and the Target Non-Disclosure and Invention Assignment

Agreements, are collectively referred to herein as “Target Material Contracts.” Neither Target nor any of its Subsidiaries is, or has received any notice or has any Knowledge that any other party is, in breach or default in any respect under any Target Material Contract, and there has not occurred any event that with the lapse of time, the giving of notice or both would constitute such breach or default. Each Target Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to one or more of Target and its Subsidiaries, as applicable. Target has delivered or otherwise made available to Parent true, correct and complete copies (or in the case of oral Contracts, a true and correct written summary of the material terms) of each Target Material Contract, together with all amendments and supplements thereto.
     3.12 Compliance with Laws. Without limiting the generality of any other provision herein, each of Target and its Subsidiaries is currently in compliance, and since January 1, 2005 has complied, in all material respects with all Laws and Governmental Authorizations applicable to their business or respective assets, and, since January 1, 2005, no Legal Proceeding has been filed or commenced and no complaint, claim, demand or notice has been made against Target or any of its Subsidiaries alleging any failure to so comply.
     3.13 Tax Matters. Notwithstanding any information set forth in any Target SEC Document:
          (a) All Tax Returns required to have been filed by Target and its Subsidiaries (i) have been filed on or before the applicable due date (as such due date may have been extended), and (ii) have been prepared in compliance with applicable Laws. All Taxes due and owing by Target and its Subsidiaries (whether or not shown on any Tax Return) have been paid. Target is not and has never been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code.
          (b) The Most Recent Balance Sheet fully reflects all accrued liabilities of Target and its Subsidiaries for Taxes with respect to all periods through the time period on such Most Recent Balance Sheet in accordance with GAAP. Since June 1, 2006, neither the Target nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.
          (c) Each of Target and its Subsidiaries have timely withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.
          (d) Neither the Target nor any of its Subsidiaries expects any Tax Authority to assess any additional Tax for any period in which Tax Returns have been filed. As of the date of this Agreement, (i) there are no examinations or audits of any Tax Return currently underway, (ii) no extension or waiver of the limitation period applicable to any Tax Return is in effect, (iii) no Legal Proceeding is pending or threatened, in writing, by any Tax Authority against Target or any of its Subsidiaries in respect of any material Tax, (iv) there are no unsatisfied liabilities for Taxes with respect to any written notice of deficiency or similar document received by Target or any of its Subsidiaries with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith), and (v)

there are no Liens for Taxes upon any of the assets of Target or any of its Subsidiaries. Target is not required to include any adjustment in taxable income for any Tax period ending after the Closing Date as a result of any change in method of accounting. Target has not been a member of any combined, consolidated or unitary group (other than the group of which Target is currently a member) for which it is currently or will be liable for Taxes under principles of Section 1.1502-6 of the Treasury Regulations.
          (e) Neither Target nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.
          (f) Neither Target nor any of its Subsidiaries has engaged in a “reportable transaction,” as set forth in Section 1.6011-4(b) of the Treasury Regulations, including any “listed transaction” as defined in Section 1.6011-4(b)(2) of the Treasury Regulations.
          (g) Neither Target nor any of its Subsidiaries have received a written notice from any Governmental Entity in any jurisdiction in which Target and its Subsidiaries do not currently pay Tax claiming that either Target or any of its Subsidiaries is subject to Tax in such jurisdiction.
          (h) There is no agreement between Target or any of its Subsidiaries and any employee or independent contractor of Target or any of its Subsidiaries that will give rise to any material payment that would not be deductible pursuant to Section 280G or Section 162(m) of the Code. Neither Target nor any of its Subsidiaries is a party to any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract, except as contemplated under principles of Section 1.1502-6 of the Treasury Regulations.
          (i) Zila Limited, a United Kingdom limited corporation, is and has at all times been properly treated as a disregarded entity for federal Tax purposes, and has properly filed an IRS Form 8832 to elect to be so treated as of the date of its formation.
     3.14 Employee Benefit Plans.
          (a) Target has provided or made available to Parent copies of all employee benefit plans, policies, practices, Contracts, agreements, programs or other arrangements providing for compensation, bonus, change of control, severance, termination pay, pension, retirement, disability, insurance, vacation, deferred compensation, stock or stock related awards, fringe benefits, welfare benefits or other remuneration maintained or contributed to by Target or any of its Subsidiaries or under which Target or any of its Subsidiaries or any ERISA Affiliate has or may have any liability for the benefit of any current or former employee, independent contractor or director (the “Target Benefit Plans”).
          (b) Each Target Benefit Plan that is intended to be qualified under Section 401(a) of the Code or any non-U.S. jurisdiction has received a favorable determination letter (or opinion letter, if applicable) from the U.S. Internal Revenue Service or applicable

Governmental Entity stating that such Target Benefit Plan is so qualified. Each Target Benefit Plan has been operated in compliance with its terms and with all applicable Laws.
          (c) All contributions, premiums and other payments required to be made with respect to any Target Benefit Plan have been timely made under applicable Laws, any applicable collective bargaining agreement and the terms of such Target Benefit Plan. No event has occurred and there currently exists no condition or set of circumstances in connection with which Target or any of its Subsidiaries could reasonably be expected to be subject to any material liability under the terms of any Target Benefit Plan, ERISA, the Code or codes of practice issued by any Governmental Entity, collective bargaining agreement or any other applicable Laws. Except as required by Laws, neither Target nor any of its Subsidiaries has any plan or commitment to amend or establish any new Target Benefit Plan or to increase any benefits under any Target Benefit Plan.
          (d) There are no Legal Proceedings pending or threatened on behalf of or against any Target Benefit Plan, the assets of any trust under any Target Benefit Plan, or the plan sponsor, plan administrator or any fiduciary or any Target Benefit Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.
          (e) None of Target, any of its Subsidiaries, or, to the Knowledge of Target, any of their respective directors, officers, employees or agents has, with respect to any Target Benefit Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material Tax imposed by Section 4975 of the Code, in each case applicable to Target, any of its Subsidiaries or any Target Benefit Plan or for which Target or any of its Subsidiaries has any indemnification obligation.
          (f) No Target Benefit Plan is (1) a “defined benefit plan” (as defined in Section 414 of the Code), (2) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (3) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA) or (4) subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA.
          (g) No Target Benefit Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides benefits to former employees of Target or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar state, local or foreign law.
          (h) Each non-qualified deferred compensation plan or arrangement subject to Section 409A of the Code has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning after December 31, 2004 through the date hereof.
          (i) Each Target Option or other similar right to acquire Target Common Stock or other equity interests of Target (i) has an exercise price that is not less than the fair market value of the underlying equity as of the date such Target Option or other similar right was granted in accordance with all governing documents and in compliance with all applicable Law, (ii) has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Target Option or other similar right, (iii) to the extent it was granted after December 31, 2004, was granted with respect to a class of stock of Target that is “service recipient stock” (within the meaning of applicable regulations and other guidance issued with respect to Section 409A of the Code), and (iv) has at all times been properly accounted for in accordance with GAAP in Target’s audited financial statements included in documents filed with the SEC and provided to Parent.
          (j) No deduction for federal Tax purposes has been, nor is any such deduction expected by Target to be, disallowed for remuneration paid by Target or any of its Subsidiaries by reason of Section 162(m) of the Code, including by reason of the transactions contemplated by this Agreement.
          (k) Except as required by applicable Laws or except as otherwise expressly permitted under this Agreement, no condition or term under any relevant Target Benefit Plan exists which would prevent Parent or the Surviving Corporation or any of its Subsidiaries from terminating or amending any Target Benefit Plan at any time for any reason without liability to Parent or the Surviving Corporation or any of its Subsidiaries (other than ordinary administration expenses or routine claims for accrued benefits).
          (l) Except as expressly contemplated by this Agreement, the execution and delivery of this Agreement and the consummation of the Merger (i) will not materially increase the benefits payable by Target under any Target Benefit Plan and (ii) will not result in any acceleration of the time of payment or vesting of any material benefits payable by Target under any Target Benefit Plan.
     3.15 Labor and Employment Matters. Neither Target nor any of its Subsidiaries is a party to any collective bargaining agreement with any labor organization or other representative of any employees, nor is any such agreement presently being negotiated by Target or any of its Subsidiaries. To the Knowledge of Target, there are no union organizing activities concerning any employees of Target or any of its Subsidiaries. There are no unfair labor practice charges, grievances or complaints pending against Target or any of its Subsidiaries before the National Labor Relations Board or any other labor relations tribunal or authority, domestic or foreign. There are no strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the Knowledge of Target, threatened in writing against or involving Target or any of its Subsidiaries. During the preceding two years, Target has not effectuated a “plant closing” (as defined in Worker Adjustment and Retraining Notification Act, “WARN”) or a “mass lay-off” (as defined in WARN), in either case affecting any site of employment or facility of Target or any of its Subsidiaries, except in accordance with WARN.
     3.16 Environmental Matters. Each of Target and its Subsidiaries has complied with all applicable Environmental Laws applicable to their business or respective assets. To the Knowledge of Target, no current or prior owner of any property leased or controlled by Target or any of its Subsidiaries has received any written notice from a Governmental Entity that such current or prior owner or Target or any of its Subsidiaries is materially violating any Environmental Law. There has been no release of any hazardous materials at or from the

Facilities and there are otherwise no hazardous materials present in, on or under the Facilities or at any other locations where any hazardous materials were generated, manufactured, refined, transferred, stored, produced, imported, used, processed from or disposed of by Target or any of its Subsidiaries that would reasonably be expected to result in a material liability to Target or any of its Subsidiaries. Neither Target nor any of its Subsidiaries has disposed of, emitted, discharged, handled, stored, transported, used or released any hazardous materials, distributed, sold or otherwise placed on the market hazardous materials or any product containing hazardous materials, arranged for the disposal, discharge, storage or release of any hazardous materials, or exposed any employee or other individual to any hazardous materials, which would reasonably be expected to result in material liability or material corrective or remedial obligation under any Environmental Laws. Neither Target nor any of its Subsidiaries have entered into any Contract that may require any of them to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or hazardous materials related activities of Target or any of its Subsidiaries or any other Person. To the Knowledge of Target, there is no fact or circumstance that could involve Target or any of its Subsidiaries in any material environmental litigation or impose upon Target or any of its Subsidiaries any material environmental liability. Target has delivered or made available to Parent all material records any of Target and its Subsidiaries have concerning their respective hazardous materials activities and all environmental audits and environmental assessments of the Facilities conducted at the request of, or otherwise in the possession of, Target or any of its Subsidiaries.
     3.17 Insurance. Target and its Subsidiaries have all material policies of insurance covering Target, its Subsidiaries or any of their respective employees, properties or assets, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is in a form and amount that, to the Knowledge of Target, is customarily carried by persons conducting business similar to that of Target and its Subsidiaries and which Target believes is adequate for the operation of its business. All such insurance policies are in full force and effect and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder. Since December 1, 2006, neither Target nor any of its Subsidiaries has received any written communication notifying Target or any of its Subsidiaries of any (a) cancellation or invalidation of any material insurance policy held by Target or any of its Subsidiaries (except with respect to policies that have been replaced with similar policies), (b) refusal of any coverage or rejection of any material claim under any material insurance policy held by Target or any of its Subsidiaries or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy held by Target or any of its Subsidiaries. There is no pending claim by Target under any insurance policy held by Target or any of its Subsidiaries.
     3.18 Regulatory Compliance.
          (a) Each Product that is subject to the jurisdiction of the Federal Food, Drug, and Cosmetic Act of 1938, as amended (the “FDCA”), the Public Health Service Act, as amended (the “PHSA”), the Controlled Substances Act, as amended (the “CSA”), and the regulations promulgated thereunder or similar Laws in any foreign jurisdiction, is being developed, manufactured, stored, tested, marketed, promoted and/or distributed in compliance with all applicable requirements under FDCA, the PHSA, the CSA and the regulations promulgated thereunder or similar Laws in any foreign jurisdiction.
          (b) All manufacturing operations relating to any Product or conducted by, or on behalf of, Target or any of its Subsidiaries have been and are being, to the extent required by applicable Laws, conducted in compliance with the Federal Food and Drug Administration (the “FDA”) regulations for current Good Manufacturing Practice, including but not limited to 21 C.F.R. Parts 210, 211, and 820, and applicable guidance documents, as amended from time to time, and all applicable similar requirements in other jurisdictions.
          (c) All pre-clinical and clinical studies relating to Products conducted by or on behalf of Target and any of its Subsidiaries have been, or are being, conducted in compliance with the requirements of the FDA’s Good Laboratory Practice regulations and FDA’s guidance on Good Clinical Practice and the conduct of clinical trials , as set forth in regulations under 21 C.F.R. Parts 50, 54, 56, 58, 312, 812 and applicable FDA guidance documents, as amended from time to time, the Animal Welfare Act, and all applicable similar requirements in other jurisdictions, and all requirements relating to protection of human subjects and, to the extent it would not reasonably be expected to result in a material liability to Target, the provisions governing the privacy of patient medical records under the Health Insurance Portability and Accountability Act of 1996 and the implementing regulations of the United States Department of Health and Human Services. Target has not received any notice that the FDA or any state or federal government authority or institutional review board has initiated, or threatened to initiate, any clinical hold or other action to suspend any clinical trial or suspend or terminate any Investigational New Drug Application or Investigational Device Exemption Application sponsored by or on behalf of Target or otherwise restrict the preclinical research on or clinical study of any Products.
          (d) All applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for marketing authorization from the FDA or other Governmental Entity relating to Target or any of its Subsidiaries, and its respective business and Products, when submitted to the FDA or other Governmental Entity, were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been or are in the process of being submitted to the FDA or other Governmental Entity.
          (e) No Product has been voluntarily recalled, suspended or discontinued by Target or any of its Subsidiaries at the request of the FDA or any other Governmental Entity, nor has Target or any of its Subsidiaries received any notice from the FDA or any other Governmental Entity that it is not in compliance with applicable requirements under FDCA, the PHSA, the CSA and the regulations promulgated thereunder or similar Laws in any foreign jurisdiction, including verbal notice or notice in the form of inspectional observations in a Form FDA-483, warning letter or any other writing; nor has Target or any of its Subsidiaries received any notice from the FDA or any other Governmental Entity that it has commenced, or threatened to initiate, any action to withdraw approval, place sales or marketing restrictions on or request the recall of any Product, or that it has commenced or threatened to initiate any action to enjoin or place restrictions on the production of any Product.
          (f) No officer, employee or agent of Target or any of its Subsidiaries has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither Target nor any of its Subsidiaries has employed or used in any capacity the services of any individual or entity debarred under 21 U.S.C. § 335a(a) or any similar Laws in connection with a Product, and neither Target nor any of its Subsidiaries, nor any of their respective directors, officers, agents or employees, has engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under 21 U.S.C. § 335a(a) or any similar Laws.
          (g) Neither Target nor any of its Subsidiaries, nor any of their respective directors, officers, agents or employees, has engaged in any conduct that has resulted or would reasonably be expected to result in any material violation of the Federal Antikickback Statute (42 U.S.C. § 1320a-7(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), the exclusion laws (42 U.S.C. § 1320a-7), the FDCA (21 U.S.C. §§ 301 et seq.), the Medicare Program (Title XVIII of the Social Security Act), the Medicaid Program (Title XIX of the Social Security Act), the regulations promulgated pursuant to such Laws, and any other similar Law or guidance, including the collection and reporting requirements, and the processing of any applicable rebate, chargeback or adjustment owed by Target or any of its Subsidiaries, under applicable rules and regulations relating to the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the PHSA (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) or under any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs (collectively, “Health Care Laws”). None of Target or any of its Subsidiaries has received any written notification, correspondence or any other written communication from any Governmental Entity, including, without limitation, the FDA, the Centers for Medicare and Medicaid Services and the Department of Health and Human Services Office of Inspector General, of potential or actual material non-compliance by, or liability of, Target or any of its Subsidiaries, under any Health Care Laws.
          (h) Target, its Subsidiaries and their respective employees are in compliance with the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder and any other United States or foreign anti-corruption or anti-bribery Laws.
          (i) Target and its Subsidiaries are in compliance in all respects with the U.S. export laws and regulations, including, but not limited to, the International Traffic in Arms Regulations, the FDA, if applicable, and the Export Administration Regulations, and including but not limited to compliance with all regulations, orders and licensing requirements relating to the exportation or reexportation of goods or technology to any sanctioned country. Neither Target nor its Subsidiaries have since January 1, 2005, nor are they are currently, transacting business with any Person identified as a Specifically Designated National or Blocked Person by the Office of Foreign Assets Control of the U.S. Department of Treasury or listed on either the Denied Person list or Entity List of the Bureau of Industry and Security of the U.S. Department of Commerce.
     3.19 Product Warranties. There are no material claims pending or, to the Knowledge of Target, being threatened against Target or any of its Subsidiaries with respect to any warranties provided by Target or any of its Subsidiaries with respect to any Product.
     3.20 Transactions with Affiliates. Since the date of Target’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by Target pursuant to Item 404 of Regulation S-K promulgated by the SEC.
     3.21 State Anti-Takeover Statutes. The board of directors of Target has taken or will take all action necessary to render Section 203 of the DGCL, and any other similar applicable state anti-takeover law or regulation, inapplicable to this Agreement, the transaction support agreements and the transactions contemplated hereby and thereby.
ARTICLE IV
Parent’s and Acquisition Sub’s Representations and Warranties
     Each of Parent and Acquisition Sub jointly and severally represents and warrants to Target that the statements contained in this ARTICLE IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Effective Time (as though made then and as though the Effective Time were substituted for the date of this Agreement throughout this ARTICLE IV), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this ARTICLE IV.
     4.1 Due Organization and Good Standing. Each of Parent and Acquisition Sub is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction in which it is organized, and has all the corporate power and authority required to carry on its business as it is now being conducted and to own and use the properties owned and used by it. Parent owns all of the outstanding capital stock of Acquisition Sub free and clear of all Liens, other than Permitted Liens.
     4.2 Authority; Binding Nature of Agreement. Each of Parent and Acquisition Sub has all the power and authority required to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Merger. The board of directors of Parent and the board of directors of Acquisition Sub have authorized and approved the execution, delivery and performance of this Agreement by Parent and Acquisition Sub, as applicable. This Agreement has been duly executed and delivered by Parent and Acquisition

Sub and constitutes the legal, valid and binding obligation of Parent and Acquisition Sub, enforceable against Parent and Acquisition Sub in accordance with its terms.
     4.3 Non-Contravention; Consents. Neither the execution and delivery of this Agreement by Parent or Acquisition Sub, nor the consummation of the transactions contemplated hereunder by Parent or Acquisition Sub, does or will (a) violate or conflict with any of the provisions of the Organizational Documents of Parent or Acquisition Sub, (b) violate any Law to which Parent or Acquisition Sub is subject or (c) (i) materially conflict with, (ii) result in a material breach or default (or cause an event that with or without giving of notice or lapse of time or both would become a material breach or default) under, (iii) result in the termination of, (iv) accelerate the performance required by or (v) result in a right of termination or acceleration under any Contract to which Parent or Acquisition Sub is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien on any of its material assets). Except as may be required by the Securities Exchange Act or the DGCL, neither Parent nor Acquisition Sub is required to give any notice to, make any filing with or obtain any authorization, consent or approval from any Person in order for the Parties to consummate the transactions contemplated by this Agreement.
     4.4 Brokers. Neither Parent nor Acquisition Sub has any liability or obligation to pay any brokerage, finder’s or other similar fee or commission to any broker, finder, agent or investment banker with respect to the transactions contemplated by this Agreement.
     4.5 Definitive Proxy Materials. None of the information that Parent or Acquisition Sub will supply specifically for use in the Definitive Proxy Materials will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
     4.6 Not an Interested Stockholder. Neither Parent nor Acquisition Sub is nor at any time during the past three years has been an “interested stockholder” (as such term is defined in Section 203 of the DGCL) of Target or any of its Subsidiaries (other than as contemplated by this Agreement).
     4.7 Funds. Parent has, or at the Effective Time will have, available cash resources in an amount sufficient to enable Acquisition Sub to furnish the Paying Agent with the Merger Consideration pursuant to Section 2.6.
     4.8 No Other Representations or Warranties. Parent and Acquisition Sub acknowledge that: (a) except for the representations and warranties of Target set forth in ARTICLE III, Parent and Acquisition Sub are not relying and have not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied; (b) the representations and warranties of Target set forth in ARTICLE III constitute the sole and exclusive representations and warranties to Parent and Acquisition Sub in connection with the transactions contemplated by this Agreement; and (c) no other representation or warranty, of any kind or nature, express or implied, has been made by Target, or by any current or former officer, director, employee, shareholder, affiliate or advisor of Target;

provided, however, that, notwithstanding the foregoing, nothing in this Section 4.8 shall relieve any Person of liability for fraud or intentional misrepresentation.
ARTICLE V
Covenants
     The Parties agree as follows with respect to the period from and after the execution of this Agreement:
     5.1 General. Each of the Parties will use its reasonable best efforts to take all actions and to do all things reasonably necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in ARTICLE VI).
     5.2 Notices and Consents. Target will give any required notices (and will cause each of its Subsidiaries to give any notices) to third parties, and will use its reasonable best efforts to obtain (and will cause each of its Subsidiaries to use its reasonable best efforts to obtain) any third-party consents set forth in Section 3.4 of the Disclosure Schedule.
     5.3 Press Releases. No later than the first Business Day following execution of this Agreement, Parent and Target shall issue a joint press release announcing this Agreement and the contemplated merger, which press release shall be reasonably acceptable to both Parent and Target. Except as set forth above, no Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party with reasonable advance notice prior to making the disclosure).
     5.4 Regulatory Matters and Stockholder Approval. Each of the Parties will (and Target will cause each of its Subsidiaries to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents and approvals of any Governmental Entity in connection with the matters referred to in Section 3.4 and Section 4.3. Without limiting the generality of the foregoing:
          (a) Proxy Materials Under Securities Exchange Act. As soon as reasonably practicable following the date of this Agreement (but in no event later than 15 days after the date of this Agreement), Target will prepare and file with the SEC preliminary proxy materials under the Securities Exchange Act relating to the Special Meeting. Target will use its reasonable best efforts to respond to the comments of the SEC thereon and will make any further filings (including amendments and supplements) in connection therewith that may be necessary, proper, or advisable. Target will not file the preliminary proxy statement with the SEC, or any further filings with respect thereto, without first providing Parent a reasonable opportunity to review and comment on them (which comments shall be reasonably considered by Target). Target shall, as soon as reasonably practicable, notify Parent of the receipt of any comments from the SEC with respect to the preliminary proxy statement and provide Parent with copies of any written correspondence between Target and the SEC with respect to the preliminary proxy statement. Parent will provide Target with whatever information and assistance in connection with the foregoing filings that Target may reasonably request.
          (b) Special Meeting of Stockholders. Target will call a special meeting of its stockholders (the “Special Meeting”) to be held as soon as practicable (but in no event later than August 14, 2009, assuming that the SEC provides no comments on the preliminary proxy statement, or August 28, 2009 if the SEC provides comments on the preliminary proxy statement) in order that the stockholders of Target may consider and vote upon the adoption of this Agreement and the approval of the Merger in accordance with the DGCL. Target will mail the Definitive Proxy Materials to its stockholders as soon as practicable. The Definitive Proxy Materials will contain the affirmative recommendation of the board of directors of Target in favor of the adoption of this Agreement and the approval of the Merger; provided, however, that no director or officer of Target shall be required to violate any fiduciary duty or other requirement imposed by Law in connection therewith.
     5.5 Operation of Business.
          (a) Affirmative Covenants. Target shall, and shall cause each of its Subsidiaries to, (i) carry on its business in the Ordinary Course of Business in compliance in all respects with all applicable Laws, (ii) take all actions and do all things necessary, proper or advisable in order to pay all its obligations (including debts and Taxes) when due and payable, (iii) promptly notify Parent of its receipt of any notice of default or breach with respect to any Target Material Contract, including the Senior Notes, (iv) use its reasonable best efforts, consistent with past practices and policies, to (A) preserve intact its present business organization, (B) keep available the services of its present officers and key employees, (C) preserve its assets and properties and (D) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings and (v) take all actions necessary, proper or advisable to ensure the representations or warranties of Target in ARTICLE III are true and correct at all times from the date hereof through the Effective Time.
          (b) Negative Covenants. Target shall not, and shall not permit any of its Subsidiaries to, engage in any practice, take any action or enter into any transaction, in each case, outside the Ordinary Course of Business. Without limiting the generality of the foregoing, except as otherwise contemplated by this Agreement or set forth in Schedule 5.5(b) attached hereto, Target shall not, and shall not permit any of its Subsidiaries to (without the prior written consent of Parent):
               (i) authorize or effect any change in its Organizational Documents,
               (ii) grant any options, warrants or other rights to purchase or obtain any of its stock or issue, sell or otherwise dispose of any of its capital stock (except upon the conversion or exercise of Target Options, Target Warrants, Target Series B Convertible Preferred Stock, Senior Notes and other rights outstanding on the date hereof and in accordance with their respective terms in effect on the date hereof),

               (iii) except with respect to dividends due and payable pursuant to the terms of the Target Series B Convertible Preferred Stock, declare, set aside or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase or otherwise acquire any of its capital stock (except upon the conversion or exercise of Target Options, Target Warrants, Target Series B Convertible Preferred Stock, Senior Notes and other rights outstanding on the date hereof and in accordance with their respective terms in effect on the date hereof),
               (iv) issue any note, bond or other debt security or create, incur, assume or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business,
               (v) impose any Lien, other than any Permitted Lien, upon any of its assets outside the Ordinary Course of Business,
               (vi) make any capital investment in, make any loan to or acquire the securities or assets of any other Person, if doing so would be outside the Ordinary Course of Business or would involve amounts in excess of $100,000,
               (vii) enter into, adopt or amend (including acceleration or vesting of) any bonus, profit sharing, compensation, severance, termination, change of control, option, restricted stock, stock appreciation right, phantom stock, performance units, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement trust, plan, fund, policy or other arrangement of Target or any of its Subsidiaries related to the compensation, benefit or welfare of any current or former director, independent contractor, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any current or former director, independent contractor, officer or employee of Target or any of its Subsidiaries or pay any bonus, remuneration, or benefit to any current or former director, independent contractor, officer or employee not required by any plan or arrangement as in effect as of the date of this Agreement,
               (viii) sell, transfer, lease or license to any third party any material assets of Target or any of its Subsidiaries,
               (ix) enter into any Contract outside the Ordinary Course of Business, enter into, amend or terminate any Target Material Contracts or waive, release or assign any material rights or claims under any Target Material Contracts,
               (x) change any of its methods of accounting or accounting practices in any material respect other than changes required under GAAP or applicable Law,
               (xi) revalue any of its assets (whether tangible or intangible), including writing off notes or accounts receivable, settle, discount or compromise any accounts receivable, or reverse any reserves other than in the Ordinary Course of Business,
               (xii) make or change any material Tax election, file any material Tax Return or any amended Tax Return unless a copy of such amended Tax Return has been delivered to Parent for review and comment a reasonable time prior to filing, settle or compromise any material Tax claim or assessment or adopt or change any Tax accounting method,
               (xiii) make any capital expenditure that is not contemplated by the capital expenditure budget set forth in Schedule 5.5(b)(xiii) attached hereto,
               (xiv) settle or compromise any pending or threatened Legal Proceeding, or initiate any Legal Proceeding,
               (xv) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Target or any of its Subsidiaries,
               (xvi) take any action that would result in any of the representations or warranties of Target in ARTICLE III becoming untrue or incorrect at any time from the date hereof through the Effective Time or that would result in any of the conditions to the Closing set forth in ARTICLE VI to not be satisfied or
               (xvii) commit to any of the foregoing.
     5.6 Access. Target will (and will cause each of its Subsidiaries to) permit representatives of Parent (including legal counsel, accountants and other agents) to have reasonable access to all premises, properties, personnel, books, records (including Tax records), contracts and documents of or pertaining to Target and each of its Subsidiaries.
     5.7 Notice of Developments. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in ARTICLE III and ARTICLE IV. No disclosure by any Party pursuant to this Section, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.
     5.8 Exclusivity; Acquisition Proposals.
          (a) Target shall (i) immediately cease and cause to be terminated any solicitation, encouragement, discussions or negotiations with any Person with respect to an Acquisition Proposal and (ii) not modify, waive, amend or release any standstill, confidentiality or similar agreements.
          (b) Except as expressly permitted by Section 5.8(c), Target shall not (i) solicit, initiate, facilitate or encourage (including by way of furnishing non-public information or providing access to its properties, books, records or personnel) any inquiries regarding an Acquisition Proposal, or the making of any Acquisition Proposal or any offer constituting, or that could reasonably be expected to lead to, an Acquisition Proposal or (ii) have any discussions or participate in any negotiations regarding an Acquisition Proposal, or execute or enter into any agreement, understanding or arrangement with respect to an Acquisition Proposal.
          (c) Notwithstanding anything to the contrary in this Agreement, if, prior to obtaining the Requisite Stockholder Approval and following the receipt by Target of a bona fide written Acquisition Proposal from any Person (which Acquisition Proposal may not contain any condition or requirement that prevents or hinders Target from fully complying with its notification obligations in this Section 5.8(c)), Target’s board of directors determines in good faith, after consultation with its financial advisors and its outside legal counsel, that (i) such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (ii) the failure to take the actions set forth in clauses (A) and (B) of this Section 5.8(c) with respect to such Acquisition Proposal would be inconsistent with its fiduciary duties, then Target may in response to such Acquisition Proposal (A) furnish information with respect to Target to the Person who has made such Acquisition Proposal pursuant to a confidentiality agreement (provided that all such information has previously been provided to Parent or is provided to Parent substantially concurrently with the time it is provided to such Person) and (B) participate in discussions and negotiations regarding such Acquisition Proposal. Target shall, in each case within three Business Days after receipt thereof, advise Parent orally and in writing of the receipt of any Acquisition Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal, specifying the material terms and conditions thereof and the identity of the party making such Acquisition Proposal or inquiry, and Target shall provide to Parent (within such timeframe), a copy of all written materials provided to Target in connection with any such Acquisition Proposal or inquiry.
     5.9 Director and Officer Insurance and Indemnification.
          (a) For a period of 60 months after the Effective Time, Surviving Corporation will provide, at its sole expense, each individual who served as a director or officer of Target at any time prior to the Effective Time (collectively, the “Covered D&O’s”) with liability insurance no less favorable in coverage and amount than the applicable insurance in effect immediately prior to the Effective Time; provided, however, in the event that the cost of liability insurance for such coverage exceeds 150% of the annual cost of such insurance in effect immediately before the Effective Time, the Surviving Corporation may reduce the coverage and amount of liability insurance only to the extent necessary so that the annual cost of liability insurance does not exceed 150% of the annual cost of the insurance in effect immediately before the Effective Time. For the avoidance of doubt, except as provided in the immediately preceding sentence of this Section 5.9(a), the Surviving Corporation shall not be permitted to reduce or limit the coverage or policy limits of such insurance.
          (b) For a period of 60 months after the Effective Time, Surviving Corporation shall fulfill and honor in all respects the obligations of Target and its Subsidiaries pursuant to any indemnification provision and any exculpation provision for directors and officers set forth in the Organizational Documents of Target or any of its Subsidiaries as in effect on the date of this Agreement. During such period, the Organizational Documents of Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability for directors and officers set forth in Target’s Organizational Documents on the date of this Agreement, and such provisions shall not be amended, repealed or otherwise modified in any manner (including any amendment accomplished through merger, recapitalization, consolidation or reorganization) that could adversely affect the rights of any indemnified party thereunder; provided, however, that such indemnification shall be subject to any limitation imposed from time to time under applicable Law.

          (c) If at any time Surviving Corporation is unable for any reason to fulfill its obligations set forth in this Section 5.9, Parent hereby unconditionally guarantees to fulfill the obligations of Surviving Corporation set forth in this Section 5.9.
     5.10 Delisting. Each of the Parties shall cooperate with each other to take, or cause to be taken, all actions necessary, proper or advisable to delist the Target Common Stock from The NASDAQ Capital Market and to terminate registration under the Securities Exchange Act; provided, that such delisting and termination shall not be effective until after the Effective Time.
     5.11 Tax Reserves. Target will establish, in the Ordinary Course of Business, appropriate reserves for the payment of Taxes due and payable by Target and its Subsidiaries for the period from January 31, 2009 through the Effective Time.
     5.12 Continuing Employees. The Surviving Corporation expects to offer employment in comparable positions to all of the employees of Target (the “Continuing Employees”).
     5.13 Service Credit. The Surviving Corporation agrees to recognize service completed by the Continuing Employees while employed by Target or any Subsidiary of Target for purposes of (a) continuing eligibility for participation and vesting in the Surviving Corporation’s benefit plans, if applicable, and (b) calculating any severance or vacation accrual benefits, if any, provided by the Surviving Corporation to Continuing Employees after the Effective Time. The Surviving Corporation, under the Surviving Corporation’s benefit plans in which the Continuing Employees participate, agrees to credit the Continuing Employees with deductibles and co-payments under Target’s or any Subsidiary of Target’s welfare plans for the calendar year in which the Effective Time occurs. The Surviving Corporation’s benefit plans will not impose any pre-existing condition exclusions on Continuing Employees.
ARTICLE VI
Conditions to Obligations to Close
     6.1 Conditions to Parent’s and Acquisition Sub’s Obligation. The obligation of each of Parent and Acquisition Sub to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions, which may be waived by Parent and Acquisition Sub in writing:
          (a) (i) this Agreement and the Merger shall have received the Requisite Stockholder Approval and (ii) the number of Dissenting Shares in the form of Target Common Stock shall not exceed 15% of the total number of outstanding Target Common Stock as of the record date for the Special Meeting,
          (b) Target and its Subsidiaries shall have procured all of the third-party consents set forth in Section 3.4 of the Disclosure Schedule,
          (c) at least 70% of the Target PIPE Warrants (measured by reference to the number of Target PIPE Warrants outstanding on the date of this Agreement) shall have been cancelled or Target shall have obtained from the holders of the Target PIPE Warrants enforceable agreements to cancel at least 70% of such warrants effective as of the Effective Time

(measured by reference to the number of Target PIPE Warrants outstanding on the date of this Agreement),
          (d) the representations and warranties in ARTICLE III shall have been true and correct in all respects as of the date of this Agreement,
          (e) the representations and warranties in Sections 3.1 (Due Organization; Good Standing; Certificate of Incorporation and Bylaws), 3.2 (Capitalization), 3.3 (Authority; Binding Nature of Agreement), 3.6(a) (Absence of Certain Changes), 3.8 (Brokers; Schedule of Fees and Expenses) and 3.21 (State Anti-Takeover Statutes) (collectively, the “Specified Representations”) shall be true and correct in all material respects at and as of the Effective Time (as though made then and as though the Effective Time were substituted for the date of this Agreement throughout such sections), except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material Adverse Change”) shall be true and correct in all respects at and as of the Effective Time,
          (f) the representations and warranties in ARTICLE III other than the Specified Representations shall be true and correct in all respects at and as of the Effective Time (as though made then and as though the Effective Time were substituted for the date of this Agreement throughout such sections), except for any inaccuracies of representations or warranties, the circumstances giving rise to which, individually or in the aggregate, do not constitute, and would not reasonably be expected to result in, a Material Adverse Change (it being understood that, for purposes of determining the accuracy of such representations and warranties, any “Material Adverse Change” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded),
          (g) Target shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Change,” in which case Target shall have performed and complied with all of such covenants (as so written, including the term “material”) in all respects through the Closing,
          (h) (i) no Legal Proceeding shall be pending or threatened wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) adversely affect the right of Parent to own the capital stock of Surviving Corporation and to control Surviving Corporation and its Subsidiaries or (D) adversely affect the right of any of Surviving Corporation, together with its Subsidiaries, to own its assets and to operate its business, and (ii) no such injunction, judgment, order, decree, ruling or charge shall be in effect,
          (i) Target shall have delivered to Parent and Acquisition Sub a certificate to the effect that each of the conditions specified in Section 6.1(a) — (h) is satisfied in all respects,

          (j) Target shall have delivered to Parent and Acquisition Sub a certificate stating that Target is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code,
          (k) Target shall have delivered to Parent and Acquisition Sub a certificate to the effect that the representations and warranties in Section 3.6(b) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects at and as of the Effective Time, together with reasonably detailed calculations supporting such certification,
          (l) the Parties shall have received all authorizations, consents and approvals of any Governmental Entity referred to in Section 3.4 and Section 4.3,
          (m) Parent and Acquisition Sub shall have received the resignations, effective as of Closing, of each director of Target and each director of Target’s Subsidiaries and
          (n) (i) the condition set forth in Section 6.1(c) of the Note Purchase Agreement relating to Parent’s obligations to consummate the transactions contemplated thereby shall have been satisfied or waived and (ii) there shall be no outstanding material breach by the Noteholders of the Note Purchase Agreement.
     6.2 Conditions to Target’s Obligation. The obligation of Target to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions, which may be waived by Target:
          (a) the representations and warranties set forth in ARTICLE IV shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects at and as of the Effective Time,
          (b) each of Parent and Acquisition Sub shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Change,” in which case Parent and Acquisition Sub shall have performed and complied with all of such covenants (as so written, including the term “material”) in all respects through the Closing,
          (c) (i) no Legal Proceeding shall be pending or threatened wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation and (ii) no such injunction, judgment, order, decree, ruling or charge shall be in effect,
          (d) each of Parent and Acquisition Sub shall have delivered to Target a certificate to the effect that each of the conditions specified above in 6.2(a) — (c) is satisfied in all respects,
          (e) this Agreement and the Merger shall have received the Requisite Stockholder Approval and

          (f) the Parties shall have received all authorizations, consents and approvals of any Governmental Entity referred to in Section 3.4 and Section 4.3.
ARTICLE VII
Termination
     7.1 Termination of Agreement. Any of the Parties may terminate this Agreement with the prior authorization of its board of directors (whether before or after stockholder approval) as provided below:
          (a) the Parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time,
          (b) Parent may terminate this Agreement by giving written notice to Target at any time prior to the Effective Time if (i) (A) there has been a breach by Target of any representation, warranty or covenant contained in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 6.1 if continuing at the Effective Time, (B) Parent or Acquisition Sub has notified Target in writing of the breach and (C) the breach has continued without cure for a period of 30 days after the written notice of breach, (ii) the Closing shall not have occurred on or before the day that is 150 days after the date hereof, by reason of the failure of any condition precedent under Section 6.1 hereof (unless the failure results primarily from Parent or Acquisition Sub breaching any representation, warranty or covenant contained in this Agreement) or (iii) if the Note Purchase Agreement is terminated by any party thereto pursuant to the provisions thereof (except Section 8.1(b)(iii) of the Note Purchase Agreement),
          (c) Target may terminate this Agreement by giving written notice to Parent at any time prior to the Effective Time if (i) Parent or Acquisition Sub has breached any representation, warranty or covenant contained in this Agreement in any material respect, Target has notified Parent and Acquisition Sub in writing of the breach and the breach has continued without cure for a period of 30 days after the written notice of breach or (ii) the Closing shall not have occurred on or before the day that is 150 days after the date hereof, by reason of the failure of any condition precedent under Section 6.2 hereof (unless the failure results primarily from Target breaching any representation, warranty, or covenant contained in this Agreement),
          (d) either Parent or Target may terminate this Agreement by giving written notice to the other Parties at any time after the Special Meeting (or any adjournment, continuation or postponement thereof) in the event this Agreement and the Merger fail to receive the Requisite Stockholder Approval,
          (e) Parent may terminate this Agreement if Target’s board of directors shall have (i) (A) withdrawn or modified, or proposed publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by Target’s board of directors of the Merger, (B) approved or recommended, or proposed publicly to approve or recommend, any Acquisition Proposal, (C) approved or recommended, or allowed Target to enter into, any letter of intent, acquisition agreement or any similar agreement or understanding (I) constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal or (II)

requiring Target to abandon, terminate or fail to consummate the Merger or (D) effected any transaction contemplated by any Acquisition Proposal, (ii) taken a position contemplated by Rule 14e-2(a) of the Securities Exchange Act with respect to any Acquisition Proposal other than recommending rejection of such Acquisition Proposal or (iii) failed to include in the Definitive Proxy Materials distributed to stockholders its recommendation that stockholders adopt and approve this Agreement and the Merger or
          (f) Target may terminate this Agreement prior to obtaining the Requisite Stockholder Approval in order to enter into an agreement relating to a Superior Proposal, but only if: (i) such Superior Proposal did not result, directly or indirectly, from a breach by Target of Section 5.8 and (ii) (A) Target’s board of directors shall have first provided prior written notice to Parent that it is prepared to terminate this Agreement to enter into an agreement with respect to a Superior Proposal, which notice shall attach the most current version of any written agreement relating to the transaction constituting such Superior Proposal, the identity of the Person making such Superior Proposal and any other material terms and conditions thereof, and shall cause Target to negotiate in good faith with Parent so that Parent may propose an amendment to this Agreement for the purpose of causing the Acquisition Proposal to no longer constitute a Superior Proposal, and (B) Parent does not make, within five Business Days after the receipt of such notice, a binding, written and complete proposal that Target’s board of directors determines in good faith, after consultation with its legal and financial advisors, that causes the Acquisition Proposal that had constituted a Superior Proposal to no longer constitute a Superior Proposal.
     7.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 7.1, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the provisions of Section 7.3 shall survive any termination.
     7.3 Fees and Expenses; Termination Fees.
          (a) Fees and Expenses—General. Except as otherwise set forth in this Section 7.3, all expenses (including legal fees and expenses) incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.
          (b) Target Termination Fee. Target agrees that if this Agreement is terminated:
               (i) by Parent or Target pursuant to Section 7.1(d) or by Parent pursuant to Section 7.1(b)(ii), and at or before the date of termination a Person or group (as defined in Section 13(d) of the Securities Exchange Act) shall have made an Acquisition Proposal to Target or the stockholders of Target or an Acquisition Proposal shall have otherwise become publicly announced, then (A) if, within 12 months after the date of termination, Target enters into an agreement with respect to any such Acquisition Proposal, Target will pay to Parent, on the date that a definitive agreement in respect of such Acquisition Proposal is executed, the Target Expense Reimbursement Amount in immediately available funds, as directed by Parent in writing, and (B) if, within 12 months after the date of termination, any such Acquisition Proposal is consummated, Target will pay to Parent, on the date of the consummation of the transaction in respect of such Acquisition Proposal, the Target Termination Fee in immediately available funds, as directed by Parent in writing; provided, however, that for the purpose of this subsection, all references to “15%” in the definition of Acquisition Proposal shall be changed to “50%”,
               (ii) by Parent pursuant to Section 7.1(e) or by Target pursuant to Section 7.1(f), then Target shall pay to Parent, on the date of such termination, the Target Termination Fee and the Target Expense Reimbursement Amount in immediately available funds, as directed by Parent in writing or
               (iii) by Parent pursuant to Section 7.1(b)(i), then Target shall pay to Parent, on the date of such termination, the Target Termination Fee and the Target Expense Reimbursement Amount in immediately available funds, as directed by Parent in writing.
          (c) Target and Parent acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement. If Target shall fail to pay the Target Termination Fee or the Target Expense Reimbursement Amount when due, Target shall reimburse Parent for all reasonable costs and expenses actually incurred or accrued by or on behalf of Parent (including reasonable fees and expenses of counsel) in connection with the collection under and the enforcement of this Section 7.3, together with interest from the date of termination on all amounts so owed at the Prime Rate plus 5% per annum. The Parties hereto agree and understand that in no event shall Target be required to pay the Target Termination Fee on more than one occasion and in no event shall Target be required to pay the Target Expense Reimbursement Amount on more than one occasion.
ARTICLE VIII
Miscellaneous
     8.1 Survival. None of the representations, warranties or covenants of the Parties (other than the provisions in ARTICLE II concerning payment of the Merger Consideration and the provisions in Section 5.9 concerning insurance and indemnification) will survive the Effective Time.
     8.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person (including any employee of Target, Surviving Corporation or any Subsidiary of Target or Surviving Corporation with respect to Sections 5.12 and 5.13 of this Agreement or any other provision of this Agreement) other than the Parties and their respective successors and permitted assigns; provided, however, that (a) the provisions in ARTICLE II concerning payment of the Merger Consideration are intended for the benefit of Target Stockholders and (b) the provisions in Section 5.9 concerning insurance and indemnification are intended for the benefit of the individuals specified therein and their respective legal representatives.
     8.3 Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the Parties, or any of them, written or oral, to the extent they relate in any way to the subject matter hereof.

     8.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties, except that Parent and Acquisition Sub may, before the Requisite Stockholder Approval, assign all or any part of their respective rights and obligations hereunder (provided that any assignment by Parent shall not relieve it of its obligations under Section 5.9(c)) to (a) any direct or indirect wholly owned Subsidiary of Parent or (b) to a lender as collateral, in each case after providing written notice thereof to Target before such assignment.
     8.5 Counterparts. This Agreement may be executed in one or more counterparts, (including by means of facsimile or other electronic transmission), each of which shall be deemed an original but all of which together will constitute one and the same instrument.
     8.6 Notices. All notices, requests, demands, claims and other communications under this Agreement shall be in writing. A notice, request, demand, claim or other communication under this Agreement shall be deemed duly given (a) when delivered personally to the recipient, (b) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (c) one Business Day after being sent to the recipient by facsimile transmission or electronic mail or (d) four Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:
If to Parent or Acquisition Sub:
TOLMAR, Inc.
701 Centre Avenue
Fort Collins, CO 80526
Attn: Michael Duncan
Fax: (970) 494-0241
with a copy (which shall not constitute valid delivery to Parent or Acquisition Sub) to:
Holme Roberts & Owen LLP
1700 Lincoln Street, Suite 4100
Denver, CO 80203
Attn: Paul G. Thompson, Esq.
Fax: (303) 866-0200
If to Target:
Zila, Inc.
16430 North Scottsdale Road, Suite 450
Scottsdale, Arizona 85254
Attn: Gary Klinefelter
Fax: (602) 200-3249

with a copy (which shall not constitute valid delivery to Target) to:
Snell & Wilmer L.L.P.
One Arizona Center
400 E. Van Buren
Phoenix, Arizona 85004-2202
Fax: (602) 382-6381
Attn: Michael M. Donahey, Esq.
A Party may change the address to which notices, requests, demands, claims and other communications under this Agreement are to be delivered by giving the other Parties notice in the manner herein set forth.
     8.7 Governing Law; Venue; Waiver of Jury Trial.
          (a) This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to a choice or conflict of law provision or rule (whether of the State of Delaware or another jurisdiction) that would cause the application of the laws of a jurisdiction other than the State of Delaware.
          (b) Each of the Parties (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware and (iv) consents to service being made through the notice procedures set forth in Section 8.6. Each Party hereby agrees that, to the fullest extent permitted by Law, service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 8.6 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.
          (c) EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.
     8.8 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to stockholder approval of this Agreement will be subject to the restrictions contained in the DGCL. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation or breach of warranty or covenant.
     8.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     8.10 Specific Performance. Each of the Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that the Parties shall be entitled to an injunction or injunctions or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which the Parties are entitled at law or in equity.
[Remainder of Page Intentionally Left Blank]

     The Parties have executed this Agreement and Plan of Merger as of the date first above written.

PARENT:

TOLMAR Holding, Inc., a Delaware corporation

By:	/s/ Patricio Rodriguez

Name:	Patricio Rodriguez
Title:	Secretary

ACQUISITION SUB:

Project Z Acquisition Sub, Inc., a Delaware corporation

By:	/s/ Patricio Rodriguez

Name:	Patricio Rodriguez
Title:	Secretary

TARGET:

Zila, Inc., a Delaware corporation

By:	/s/ David R. Bethune

Name:	David R. Bethune
Title:	Chairman & CEO
[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
CERTIFICATE OF MERGER

CERTIFICATE OF MERGER
MERGING
PROJECT Z ACQUISITION SUB, INC.
A DELAWARE CORPORATION
WITH AND INTO
ZILA, INC.
A DELAWARE CORPORATION

Pursuant to Title 8, Section 251(c) of the
Delaware General Corporation Law

     Zila, Inc., a Delaware corporation (the “Company”), does hereby certify as follows:
     FIRST: Each of the constituent corporations, the Company and Project Z Acquisition Sub, Inc., a Delaware corporation (“Sub”), is a corporation duly organized and existing under the laws of the State of Delaware.
     SECOND: An Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 25, 2009, among the Company, TOLMAR Holding, Inc., a Delaware corporation, and Sub, setting forth the terms and conditions of the merger of Sub with and into the Company (the “Merger”), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the Delaware General Corporation Law.
     THIRD: The name of the surviving corporation in the Merger (the “Surviving Corporation”) shall be Zila, Inc.
     FOURTH: The certificate of incorporation of the Company, as in effect immediately prior to the Merger, shall be the certificate of incorporation of the Surviving Corporation.

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     FIFTH: An executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation at the following address:
Zila, Inc.
16430 North Scottsdale Road, Suite 450
Scottsdale, Arizona 85254
     SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either constituent corporation.
     SEVENTH: The Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.
[Remainder of page intentionally left blank.]

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     IN WITNESS WHEREOF, the undersigned corporation has caused this Certificate of Merger to be signed by an authorized officer as of ___, 2009.

SURVIVING CORPORATION:
Zila, Inc.
By:
Name:
Title:

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EXHIBIT B
FORM OF BYLAWS

SECOND AMENDED AND RESTATED BYLAWS
OF
ZILA, INC.
(as of _______, 2009)
ARTICLE IX
Offices
     9.1 Delaware Office. The registered office of Zila, Inc. (the “Corporation”) required by the Delaware General Corporation Law (the “DGCL”) to be maintained in Delaware shall be as set forth in the Certificate of Incorporation of the Corporation (as amended, modified and supplemented, the “Certificate of Incorporation”), unless changed as provided by applicable law.
     9.2 Other Offices. The Corporation may also have an office or offices and keep the books and records of the Corporation, except as otherwise may be required by applicable law, in such other place or places, either inside or outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as may be necessary or convenient to the business of the Corporation.
ARTICLE X
Meetings of Stockholders
     10.1 Place of Meetings. Each meeting of the stockholders of the Corporation shall be held at such place, either inside or outside the State of Delaware, as may be designated in the notice of such meeting, or, if no place is designated in such notice, at the principal office of the Corporation. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communications in accordance with the DGCL.
     10.2 Annual Meetings. An annual meeting of the stockholders of the Corporation shall be held on such date, at such place, if any, and at such time as may be determined by the Board, for the purpose of electing directors and for the transaction of such other business as may properly come before such meeting.
     10.3 Special Meetings. Special meetings of the stockholders of the Corporation, for any purpose or purposes, unless otherwise prescribed by applicable law or the Certificate of Incorporation, may be called only by the Board pursuant to a resolution approved by the affirmative vote of a majority of the directors of the Corporation then in office or by the request of the Chair of the Board, the Chief Executive Officer or the President. Such resolution or request shall state the purpose or purposes of such proposed meeting. Business transacted at any special meetings of the stockholders shall be limited to the purpose or purposes stated in the notice of the special meeting. If a special meeting is properly requested by other than the Board,

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the Board shall determine the time and place of such special meeting, which shall be held not less than 35 days nor more than 120 days after the dated of the receipt of the request.
     10.4 Notice of Meetings.
     (a) Except as otherwise required herein, by the Certificate of Incorporation or by applicable law, whenever stockholders are required or permitted to take any action at a meeting, the Corporation shall give notice of the meeting stating the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting. In the case of a special meeting, the notice shall state the purpose or purposes for which the meeting is called. Unless otherwise provided by applicable law or the Certificate of Incorporation, notice of a meeting shall be given to each stockholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting.
     (b) Notice to stockholders may be given by writing in paper form or, if the stockholder has consented thereto, by electronic transmission. Notice in paper form shall be deemed given to a stockholder, if personally delivered, when delivered to the stockholder, and, if mailed, when deposited in the United States mail, postage prepaid, addressed to such stockholder at such stockholder’s address as it appears in the records of the Corporation. Notice by electronic transmission shall be deemed given to a stockholder when given in accordance with applicable law. An affidavit of the Secretary or an Assistant Secretary of the Corporation or of the transfer agent or other agent of the Corporation that a notice has been given by personal delivery, by mail, or by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
     (c) Notice of any meeting of the stockholders need not be given to any stockholder if waived by such stockholder in accordance with these Bylaws.
     (d) When a meeting of the stockholders of the Corporation is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the date, time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record of the Corporation entitled to vote at the meeting in accordance with the foregoing provisions of this Section.
     10.5 Quorum. Except as otherwise required by law, by the Certificate of Incorporation or by these Bylaws, at each meeting of stockholders of the Corporation, the presence, in person or represented by proxy, of the holders of shares having a majority of the aggregate voting power of the issued and outstanding capital stock of the Corporation entitled to

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vote at the meeting shall constitute a quorum for the transaction of business at the meeting. Except as otherwise required by law, by the Certificate of Incorporation or by these Bylaws, where a separate vote by a class or classes or series is required for a particular matter to be voted upon at a meeting of the stockholders, the presence, in person or represented by proxy, of the holders of shares having a majority of the aggregate voting power of the issued and outstanding shares of the class or classes or series shall constitute a quorum entitled to take action with respect to the vote on that particular matter. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.
     10.6 Adjournments. At any meeting of stockholders or any adjournment thereof, the chairperson of the meeting, the Chief Executive Officer, the President or holders of shares having a majority of the voting power of the capital stock present or represented by proxy at the meeting may adjourn the meeting from time to time. Any business that might have been transacted at the original meeting of the stockholders may be transacted at the adjourned meeting; provided, that, the Board may, in its sole discretion, fix a new record date for the adjourned meeting.
     10.7 Voting. Except as otherwise provided by law or by the Certificate of Incorporation, at each meeting of stockholders each holder of shares of capital stock of the Corporation shall be entitled to one vote for each share of stock having voting power and registered in such holder’s name on the books of the Corporation on the record date fixed for determination of stockholders entitled to vote at such meeting. Except as otherwise provided in these Bylaws, the Certificate of Incorporation, applicable law or any other rule or regulation applicable to the Corporation or its stock, (a) directors (up to the number of directors to be elected) shall be elected by a plurality in voting power of the shares present in person or represented by proxy at a meeting of the stockholders and entitled to vote in the election of directors and (b) all other corporate action to be taken by the stockholders shall be authorized by a majority in voting power of the shares present in person or represented by proxy at a meeting of the stockholders (or, where a separate vote by class or series is required, by a majority in voting power of the shares of such class or series present in person or represented by proxy at a meeting of the stockholders). At any meeting of stockholders, each stockholder entitled to vote may vote in person or by proxy authorized in accordance with applicable law. Unless otherwise provided by the Certificate of Incorporation, voting need not be by ballot.
     10.8 Inspectors. Voting at meetings of stockholders need not be conducted by an inspector unless the Board or holders of a majority of the outstanding shares of all classes of stock entitled to vote thereon present in person or represented by proxy at such meeting shall so determine.
     10.9 Stock List. A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares that are registered in such stockholder’s name, shall be maintained by the Corporation and open to the examination of any such stockholder, for any purpose germane to the meeting for at least 10 days prior to the meeting, (i) during ordinary business hours at the principal place of business of the Corporation or (ii) on a reasonably

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accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting. If the meeting is to be held at a place, the stock list also shall be kept at the place of the meeting during the whole time thereof and shall be open to the examination of any such stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonable accessible network and the information required to access such list shall be provided with the notice of the meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this section or to vote in person or by proxy at any meeting of stockholders.
     10.10 Organization. Meetings of stockholders shall be presided over by the Chair of the Board, if any, or in his or her absence by the President, or in his or her absence by a Vice President, or in the absence of the foregoing persons by a chairperson designated by the Board, or in the absence of such designation by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.
     10.11 Stockholder Action Without a Meeting.
     (a) Except as otherwise provided by law or by the Certificate of Incorporation, any action required to be taken at any meeting of stockholders of the Corporation, or any action that may be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing setting forth the action so taken shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book or books in which meetings of stockholders are recorded; provided, however, that delivery made to the Corporation’s registered office in the State of Delaware shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of the holders to take the action were delivered to the Corporation.
     (b) Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the date the earliest dated consent is delivered to the Corporation, a written consent or consents signed by a sufficient number of holders to take action are delivered to the Corporation in the manner prescribed in the above paragraph.
     (c) Any electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxy holder, or by a person or persons authorized to act

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for a stockholder or proxy holder, shall be deemed to be written, signed, and dated for the purposes of these Bylaws, provided that any such electronic transmission sets forth or is delivered with information from which the Corporation can determine (i) that such electronic transmission was transmitted by the stockholder or proxy holder or by a person or persons authorized to act for the stockholder or proxy holder and (ii) the date on which such stockholder or proxy holder or authorized person or persons transmitted such electronic transmission, except that delivery made to the Corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested. Any consent by means of electronic transmission shall be deemed to have been signed on the date on which such electronic transmission was transmitted. No consent given by electronic transmission shall be deemed to have been delivered until receipt by the Corporation at its principal place of business or by an officer or agent of the Corporation having custody of the book or books in which proceedings of meetings of stockholders are recorded. Notwithstanding the foregoing limitations on delivery, consents given by electronic transmission may be otherwise delivered to the principal place of business of the Corporation or to an officer or agent of the Corporation having custody of the book or books in which proceedings of meetings of stockholders are recorded if, to the extent, and in the manner provided by resolution of the Board.
     (d) Any copy, facsimile, or other reliable reproduction of a consent in writing (or reproduction in paper form of a consent by other electronic transmission) may be substituted or used in lieu of the original writing (or original reproduction in paper form of a consent by electronic transmission) for any and all purposes for which the original consent could be used, provided that such copy, facsimile, or other reproduction shall be a complete reproduction of the entire original writing (or original reproduction in paper form of other electronic transmission).
ARTICLE XI
Directors
     11.1 Powers. The Board shall have and may exercise all powers of the Corporation, except as are by applicable law, by the Certificate of Incorporation or by these Bylaws conferred upon or reserved to the holders of any class or classes or series thereof of capital stock of the Corporation.
     11.2 Number. The number of directors constituting the entire Board shall be fixed exclusively by the Board of Directors from time to time.
     11.3 Qualifications. Directors shall be natural persons that are at least 18 years of age. Directors are not required to be stockholders.
     11.4 Place of Meetings. Meetings of the Board shall be held at the Corporation’s office in the State of Delaware or at such other places, inside or outside such State, as the Board may from time to time determine or as shall be specified or fixed in the notice or waiver of notice of any such meeting.

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     11.5 Regular Meetings. Regular meetings of the Board shall be held from time to time as shall be determined by the Board, such determination to constitute the only notice of regular meetings to which any director shall be entitled. In the absence of such a determination, such meetings shall be held upon notice in accordance with Section 3.7.
     11.6 Special Meetings. Special meetings of the Board may be called by a majority of the directors then in office or by the Chair of the Board, if any, or in lieu thereof, the President, upon notice in accordance with Section 3.7.
     11.7 Notice of Meetings. Notice of any regular (if required) and each special meeting of the Board stating the time, place and purposes thereof, may be given verbally in person, verbally by telephone (including by leaving verbal notice on a message or recording device) or in writing personally, by mail, by facsimile transmission, by electronic mail or by other form of electronic transmission pursuant to which the director has consented or agreed to receive notice. Notice shall be provided (a) if mailed, not less than three calendar days prior to the meeting, addressed to such director at his or her residence or usual place of business, or (b) if verbally, by courier, by facsimile or other electronic transmission or other similar method, at least 24 hours before the meeting.
     11.8 Waiver of Notice. Notice of any meeting of the Board, or any committee thereof, need not be given to any member if waived by him or her in writing as provided in these Bylaws, or if he or she signs the minutes or attends the meeting, except that if such director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened, then such director shall not be deemed to have waived notice of such meeting.
     11.9 Quorum and Voting. At all meetings of the Board and of any committee thereof, a majority of the members of the Board or of such committee shall be necessary and sufficient to constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting of the Board or a committee thereof at which a quorum is present shall be the act of the Board or such committee, unless by express provision of applicable law, the Certificate of Incorporation or these Bylaws (or with respect to any committee, pursuant to a resolution adopted by the Board), a different vote is required, in which case the express provision shall govern and control. In the absence of a quorum, a majority of the members of the Board or of such committee present at any meeting may, without notice other than announcement at the meeting, adjourn such meeting from time to time until a quorum is present.
     11.10 Manner of Acting. Any action required or permitted to be taken by the Board or any committee thereof may be taken without a meeting if all members of the Board or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings, or the transmission or transmissions, are filed with the minutes of the proceedings of the Board or such committee. Members of the Board or any committee thereof may participate in any meeting of the Board or such committee by means of conference telephone or other communications equipment by means of which all persons participating therein can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

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     11.11 Committees.
          (a) The Board may by resolution or resolutions designate one or more committees, each committee to consist of one or more directors, which to the extent provided in such resolution or resolutions shall have and may exercise, to the extent permitted by applicable law, such powers as the Board may delegate to them in the respective resolutions appointing them. The Board may designate one or more directors as alternate members of any committee to replace any absent or disqualified member of the committee.
          (b) Except as otherwise determined by resolution of the Board or as provided in these Bylaws, each committee shall adopt its own rules governing the time, place and method of holding its meetings and the conduct of its proceedings, and shall meet as provided by such rules or by resolution of the Board. Unless otherwise provided by these Bylaws or any such rules or resolutions, notice of the time and place of each meeting of a committee shall be given to each member of such committee as provided in Section 3.7 with respect to notices of meetings of the Board.
          (c) Each committee shall keep regular minutes of its proceedings and report the same to the Board when required.
          (d) Any member of any committee may be removed from such committee either with or without cause, at any time, by the Board at any meeting thereof. Any vacancy in any committee shall be filled by the Board in the manner prescribed by the Certificate of Incorporation or these Bylaws for the original appointment of the members of such committee.
     11.12 Resignation. Any director may resign at any time by notice given in writing or by electronic transmission to the Corporation. Any such notice provided to the Board, the Chair of the Board, the Chief Executive Officer, the President or the Secretary of the Corporation shall be deemed to constitute notice to the Corporation. Such resignation shall take effect upon delivery, unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events and, unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective.
     11.13 Removal. Except as otherwise provided in the Certificate of Incorporation, any or all of the directors of the Corporation may be removed from the Board, with or without cause, upon the affirmative vote of holders of a majority of the issued and outstanding capital stock of the Corporation entitled to vote.
     11.14 Vacancies. Unless otherwise provided in the Certificate of Incorporation or in these Bylaws, vacancies and newly-created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, when one or more directors resigns from the Board, effective at a future date, a majority of directors then in office, including those who have

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resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.
     11.15 Compensation of Directors. The Board may provide for the payment to any of the directors of a specified amount for services as director or member of a committee of the Board, or of a specified amount for attendance at each regular or special Board meeting or committee meeting, or of both, and all directors shall be reimbursed for expenses of attendance at any such meeting; provided, however, that nothing contained in these Bylaws shall be construed to preclude any director from serving the Corporation in any other capacity and from receiving compensation from the Corporation for service rendered to it in such other capacity.
ARTICLE XII
Officers
     12.1 Number. The officers of the Corporation shall consist of a Chair of the Board, a Chief Executive Officer, a President, a Chief Financial Officer and a Secretary. The Board also may elect such other officers as the Board may from time to time deem appropriate or necessary, including a Chief Operating Officer, one or more Vice Presidents (including one or more Executive Vice Presidents and one or more Senior Vice Presidents if deemed appropriate by the Board), one or more Assistant Treasurers, one or more Assistant Secretaries and a Controller.
     12.2 Election, Term and Qualification. Except as otherwise provided by this Article IV, officers of the Corporation shall be elected and qualified from time to time by the Board. Each officer shall hold office until his or her successor is elected and qualified by the Board or until his or her earlier death, retirement, resignation or removal. Any number of offices may be held by the same person.
     12.3 Resignation. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Corporation; provided, however, that notice to the Board, Chair of the Board, the Chief Executive Officer, the President, the Chief Financial Officer or the Secretary shall be deemed to constitute notice to the Corporation. Such resignation shall take effect upon receipt of such notice or at any later time specified therein and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
     12.4 Removal. Any officer may be removed at any time, with or without cause, by the Board.
     12.5 Vacancies. Any vacancy among the officers, whether caused by death, resignation, removal or any other cause, shall be filled in the manner prescribed for election or appointment to such office.
     12.6 Delegation of Authority. To the fullest extent permitted by applicable law, the Chair of the Board or the Board may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.
     12.7 Chair of the Board. The Chair of the Board shall be a director and shall preside at all meetings of the stockholders and directors or may designate another director to so preside.

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     12.8 Chief Executive Officer. The Chief Executive Officer shall supervise the daily operations of the business of the Corporation. Subject to the provisions of these Bylaws and to the direction of the Board, he or she shall perform all duties and have all powers as are commonly incident to the office of Chief Executive Officer or that are from time to time delegated to him or her by the Board or the Chair of the Board. He or she shall have power to sign all stock certificates, contracts and other instruments of the Corporation that are authorized and shall have general supervision and direction of all of the other officers, employees and agents of the Corporation.
     12.9 President. The President, if any, shall, subject to the direction and supervision of the Board, perform all duties and have all powers as are commonly incident to the office of President or that are from time to time delegated to him or her by the Board, the Chair of the Board or the Chief Executive Officer. At the request of the Chief Executive Officer or in his or her absence or inability or refusal to act, the President of the Corporation shall perform the duties of the Chief Executive Officer, and when so acting shall have all the powers of and be subject to all of the restrictions upon the Chief Executive Officer.
     12.10 Chief Financial Officer. The Chief Financial Officer shall (a) be the principal financial officer of the Corporation, (b) upon request of the Board, make such reports to it as may be required at any time and (c) perform all such other duties and have all such other powers as are commonly incident to the office of Chief Financial Officer or that are from time to time delegated to him or her by the Board, the Chair of the Board, the Chief Executive Officer or the President. Assistant Treasurers, if any, shall have such powers and perform such duties as may from time to time be delegated to them by the Board or the Chief Financial Officer. At the request of the Chief Financial Officer or in his or her absence or inability or refusal to act, the Assistant Treasurer shall perform the duties of the Chief Financial Officer, and when so acting shall have all the powers of and be subject to all of the restrictions upon the Chief Financial Officer.
     12.11 Vice President. Each Vice President (including one or more Executive Vice Presidents and one or more Senior Vice Presidents if deemed appropriate by the Board) shall have such powers and duties as may be delegated to him or her by the Board, the Chair of the Board, the Chief Executive Officer or the President.
     12.12 Secretary. The Secretary shall (a) issue all authorized notices for, and shall attend and keep minutes of all meetings of the stockholders and the Board, (b) have charge of the corporate books and (c) perform all such other duties and have all such other powers as are commonly incident to the office of Secretary or that are from time to time delegated to him or her by the Board, the Chair of the Board, the Chief Executive Officer or the President. Assistant Secretaries, if any, shall have such powers and perform such duties as may from time to time be delegated to them by the Board or the Secretary. At the request of the Secretary or in his or her absence or inability or refusal to act, the Assistant Secretary designated by the Board or the Secretary shall perform the duties of the Secretary, and when so acting shall have all the powers of and be subject to all of the restrictions upon the Secretary.
     12.13 Controller. The Controller, if any, shall (a) be the principal accounting officer of the Corporation, (b) have direct responsibility for and supervision of the accounting records of

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the Corporation, and see that adequate examination thereof are currently and regularly made, and (c) perform all such other duties and have all such other powers as are commonly incident to the office of Controller or that are from time to time delegated to him or her by the Board, the Chair of the Board, the Chief Executive Officer, the President or the Chief Financial Officer.
     12.14 Bonds of Officers. If required by the Board or the Chair of the Board, any officer of the Corporation shall give a bond for the faithful discharge of his or her duties in such amount and with such surety or sureties as the Board or the Chair of the Board may require.
ARTICLE XIII
Capital Stock
     13.1 Certificates. Shares of stock of the Corporation shall be represented by certificates, unless the Board provides by resolution or resolutions that some or all of the shares of any class or classes, or series thereof, of the Corporation’s capital stock shall be uncertificated, in which case the shares of such class or classes, or series thereof, shall be uncertificated. Each holder of stock represented by a certificate shall be entitled to a certificate signed by, or in the name of the Corporation by, either the Chair of the Board, the President or a Vice President, and by either the Secretary, an Assistant Secretary, the Chief Financial Officer or an Assistant Treasurer, bearing the number of shares owned by him or her. Any or all of the signatures on the certificate may be by facsimile. If any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, the certificate may be issued by the Corporation with the same effect as if such person or entity were such officer, transfer agent or registrar at the date of issuance.
     13.2 Transfers. Where shares of stock are represented by a certificate, transfers of shares shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation, and where shares of stock are uncertificated, such shares may be transferred in accordance with applicable law.
     13.3 Lost, Stolen or Destroyed Certificates. Any person claiming a certificate of stock to be lost, stolen or destroyed shall, at the request of the Corporation, make an affidavit or an affirmation of such loss, theft or destruction, and shall, at the request of the Corporation, give the Corporation a bond of indemnity in satisfactory form and with one or more satisfactory sureties, whereupon a new certificate may be issued in its place.
     13.4 Registered Stockholders. The names and addresses of the holders of record of the shares of each class and series of the Corporation’s capital stock, together with the number of shares of each class and series held by each record holder and the date of issue of such shares, shall be entered on the books of the Corporation. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares of capital stock of the Corporation as the person entitled to exercise the rights of a stockholder, including, without limitation, the right to vote in person or by proxy at any meeting of the stockholders of the Corporation. The Corporation shall not be bound to recognize any equitable or other claim to or

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interest in any such shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by the DGCL.
     13.5 Fractional Shares. The Corporation may, but shall not be required to, issue fractional shares of its capital stock if necessary or appropriate to effect authorized transactions. If the Corporation does not issue fractional shares, it shall (a) arrange for the disposition of fractional interests on behalf of those that otherwise would be entitled thereto, (b) pay in cash the fair value of fractions of a share as of the time when those who otherwise would be entitled to receive such fractions are determined, or (c) issue scrip or warrants in registered form (either represented by a certificate or uncertificated) or in bearer form (represented by a certificate), which scrip or warrants shall entitle the holder to receive a full share upon surrender of such scrip or warrants aggregating a full share. Fractional shares shall, but scrip or warrants for fractional shares shall not (unless otherwise expressly provided therein), entitle the holder to exercise voting rights, to receive dividends thereon, to participate in the distribution of any assets in the event of liquidation, and otherwise to exercise rights as a holder of capital stock of the class or series to which such fractional shares belong.
     13.6 Additional Powers of Board. The issue, transfer, conversion and registration of certificates of stock or uncertificated shares shall be governed by such other rules and regulations as the Board may establish. The Board may appoint and remove transfer agents and registrars of transfer, and may require all stock certificates to bear the signature of any such transfer agents or registrars of transfer.
ARTICLE XIV
Indemnification of Directors and Officers
     14.1 General. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
     14.2 Derivative Actions. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the

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Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
     14.3 Indemnification in Certain Cases. To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 6.1 and 6.2, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.
     14.4 Procedure. Any indemnification under Sections 6.1 and 6.2 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in such Sections 6.1 and 6.2. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.
     14.5 Advances for-Expenses. Expenses (including attorneys’ fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation, to the extent permitted by law, in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the Corporation as authorized in this Article VI.
     14.6 Rights Not-Exclusive. The indemnification and advancement of expenses provided by or granted pursuant to the other Sections of this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.
     14.7 Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out

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of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VI.
     14.8 Definition of Corporation. For the purposes of this Article VI, references to “the Corporation” include all constituent corporations absorbed in consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity.
     14.9 Other Definitions. For purposes of this Article VI, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VI.
     14.10 Continuation of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to this Article VI shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person. No amendment to or repeal of this Article VI shall apply to or have any effect on, the rights of any director, officer, employee or agent under this Article VI which rights come into existence by virtue of acts or omissions of such director, officer, employee or agent occurring prior to such amendment or repeal.
     14.11 Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VI with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.
ARTICLE XV
Amendments
     To the extent permitted by the Certificate of Incorporation, the Board may from time to time alter, amend, supplement or repeal these Bylaws. In addition to and not in limitation of the foregoing, these Bylaws may be altered, amended, supplemented or repealed at any meeting of stockholders or by written consent of the stockholders as provided in these Bylaws, provided that any such alteration, amendment, supplement or repeal proposed to be acted upon at any such meeting or by written consent shall have been described or referred to in the notice of such meeting or in the written consent.

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ARTICLE XVI
Miscellaneous
     16.1 Waivers of Notice. Whenever notice is required to be given by applicable law, the Certificate of Incorporation or these Bylaws to any stockholder, director, officer, employee or agent, a waiver in writing, signed by the person entitled to the notice, or a waiver by electronic transmission by the person entitled to the notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required. Neither the business nor the purpose of any meeting need be specified in such a waiver. If waiver of notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder, director, officer, employee or agent, as applicable. Attendance of a person at a meeting, whether such attendance is in person, by remote communication or by proxy, shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.
     16.2 Record Date.
          (a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted by the Board, and shall not be more than 60 nor less than 10 days before the date of the meeting. If no record date is fixed by the Board, the record date shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.
          (b) In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the Secretary, request the Board to fix a record date. The Board shall promptly, but in all events within 10 days after the date on which such a request is received, adopt a resolution fixing the record date. If no record date has been fixed by the Board within 10 days after the date on which such a request is received, the record date for determining stockholders entitled to consent to corporation action in writing without a meeting, if no prior action by the Board is required by applicable law, the Certificate of Incorporation or these Bylaws, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in the manner set forth in these Bylaws. If no record date has been fixed by the Board and prior action by the Board is required by applicable law, the Certificate of

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           Incorporation, or these Bylaws, the record date shall be at the close of business on the date on which the Board adopts the resolution taking such prior action.
          (c) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted by the Board, and shall not be more than 60 days prior to the date of the action. If no record date is fixed by the Board, the record date shall be shall be at the close of business on the day on which the Board adopts a resolution relating thereto.
     16.3 Books and Records. Any books or records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on, or by means of, or be in the form of, any information storage device or method; provided, however, that the books and records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any books or records so kept upon the request of any person entitled to inspect such records pursuant to the Certificate of Incorporation, these Bylaws or the provisions of the DGCL.
     16.4 Action with Respect to Securities of Other Entities. Unless otherwise directed by the Board, the Chair of the Board, the Chief Executive Officer, the President, the Chief Financial Officer or any Vice President shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders or other equityholders of or with respect to any action of stockholders or other equityholders of any other corporation or other entity in which the Corporation may hold securities and otherwise to exercise any and all rights and powers that the Corporation may possess by reason of its ownership of securities in such other corporation or other entity.
     16.5 Facsimile Signatures. In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, signatures by facsimile or other electronic transmission of any officer or officers of the Corporation may be used whenever and as authorized by the Board or a committee thereof.
     16.6 Corporate Seal. The Corporation shall have no corporate seal.
     16.7 Reliance Upon Books, Reports and Records. Each director, each member of any committee designated by the Board, and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.
     16.8 Fiscal Year. The fiscal year of the Corporation shall end on December 31 of each year, or shall be as otherwise fixed by the Board.

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     16.9 Time Periods. In applying any provision of these Bylaws that requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.
     16.10 Inconsistent Provisions. If any provision of these Bylaws is or becomes inconsistent with any provision of the Certificate of Incorporation, the DGCL or any other applicable law, the provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.
[END OF BYLAWS]

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